Exhibit 10.1

AGREEMENT OF LEASE

BETWEEN

REXCORP PLAZA SPE LLC

AND

FLUSHING BANK

PARTNERSHIP TENANT	56
SUCCESSORS, ASSIGNS, ETC.	57
BROKER	57
CAPTIONS	58
NOTICE OF ACCIDENTS	58
TENANT’S AUTHORITY TO ENTER LEASE	58
GOVERNING LAW	58
RENEWAL OPTION	59
RIGHT OF OFFER	61
ATM SPACE	63
STORAGE SPACE	64
GENERATOR CONNECTION	67
COMMON CONFERENCE FACILITIES AND FITNESS CENTER	68
PILOT PROGRAM	70
REGULATORY APPROVALS	72

AGREEMENT OF LEASE, made as of this 4 day of June, 2014, between REXCORP PLAZA SPE LLC, a Delaware limited liability company (“Landlord”), having its principal office at 625 RXR Plaza, Uniondale, New York 11556 (hereinafter referred to as “Landlord”), and FLUSHING BANK, a New York chartered commercial bank (“Tenant”), having an office at 1979 Marcus Avenue, Suite E140, Lake Success, New York 11042.

WITNESSETH:  Landlord and Tenant hereby covenant and agree as follows:

SPACE

1.            (A)           Landlord hereby leases to Tenant, and Tenant hereby hires and lets from Landlord, the Demised Premises (hereinafter defined).  As used herein, the term “Demised Premises” shall collectively mean and refer to the Plaza Level Office Premises and the Plaza Level Bank Branch Premises (as such terms are hereinafter defined).

(B)           As used herein, the term “Building” shall be deemed to mean the building known as RXR Plaza and located in Uniondale, New York.  The parties hereby stipulate and agree that the Building shall be deemed to have a rentable area of 1,060,922 rentable square feet.

(C)           As used herein, the term “Plaza Level Office Premises” shall be deemed to mean that certain space, substantially as shown on the rental plan initialed by the parties and annexed as an Exhibit “1-A” to this lease, located on the Plaza Level of the Building.  The parties hereby stipulate and agree that the Plaza Level Office Premises shall be deemed to have a rentable area of 80,829 rentable square feet.

(D)           As used herein, the term “Plaza Level Bank Branch Premises” shall be deemed to mean that certain space, substantially as shown on the rental plan initialed by the parties and annexed as an Exhibit “1-B” to this lease, located on the Plaza Level of the Building.  The parties hereby stipulate and agree that the Plaza Level Bank Branch Premises shall be deemed to have a rentable area of 1,265 rentable square feet.

(E)           As used herein, the term “Tenant’s Proportionate Share” shall be deemed to mean and refer to the percentage derived from dividing the deemed rentable area of the entire Demised Premises by the deemed rentable area of the Building.  Accordingly, as of the Rent Commencement Date, the Tenant’s Proportionate Share shall be 7.74 percent (i.e., 82,094 / 1,060,922).

(F)           Landlord hereby represents and warrants to Tenant that, by the date on which Landlord counter-executes and delivers to Tenant this lease, no portion of the Demised Premises shall be encumbered by an agreement of lease between Landlord and any third-party tenant or tenants.

TERM

2.           (A)           The term (“Term” or “term”) of this lease shall commence on the date (the “Term Commencement Date”) on which Landlord tenders to Tenant access to the Demised Premises for the purpose of performing Tenant’s Initial Work (as such term is defined in Article 5); subject to and in accordance with the applicable provisions of Article 5 of this lease.  From and after the date (the “Occupancy Commencement Date”) on which Tenant has completed Tenant’s Initial Work (including issuance of a certificate of occupancy or temporary certificate of occupancy), Tenant shall be permitted to use and occupy the Demised Premises for the conduct of its business.  During the period from the Term Commencement Date through and including the day immediately preceding the Occupancy Commencement Date, Tenant shall not be responsible for the payment of Rent (as such term is defined under Article 3 of this lease) or any item of additional rent under this lease, except that the insurance and indemnity obligations of Tenant (and its contractors) shall be deemed to be in full force and effect from the Term Commencement Date through the balance of the Term of this lease.  Tenant waives any right to rescind this lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and, except as otherwise provided in Article 2(F) of this lease, further waives the right to recover any damages which may result from Landlord’s failure to deliver possession of the Demised Premises on the Term Commencement Date.

(B)           If the Occupancy Commencement Date occurs prior to January 1, 2015, and Tenant conducts business at the Demised Premises prior to January 1, 2015, then during the period from the date on which Tenant first conducts business at the Demised Premises through and including December 31, 2014 (the “Interim Period”), Tenant shall not be obligated to pay Rent under Article 3 of this lease, but Tenant shall pay to Landlord (i) all additional rent charges becoming due and payable under this lease, including, without limitation, all applicable energy-related charges set forth in Article 6 and/or Schedule “B” of this lease, and (ii) as additional rent on the first day of the Interim Period and on the first day of each subsequent calendar month throughout the balance of the Interim Period, the sum of $8,551.46, in consideration of the cleaning and maintenance services performed by or on behalf of Landlord in and to the Demised Premises during the Interim Period (the “Distinct Cleaning Charge”).  The parties acknowledge and agree that the Distinct Cleaning Charge shall only be payable during the Interim Period.  If the Interim Period begins on a day other than the first day of a calendar month, then the aforesaid additional rent charges for the calendar month in which the Interim Period begins shall be equitably prorated.

(C)           Tenant’s obligation to pay Rent and all other items of additional rent under this lease shall commence on January 1, 2015 (the “Rent Commencement Date”), without regard to whether the Tenant’s Initial Work has been completed by such date.

(D)           The Term of this lease shall expire on December 31, 2026 (the “Expiration Date”), unless extended or sooner terminated in accordance with the terms of this lease.

(E)           A “Lease Year” shall be comprised of a period of twelve (12) consecutive months.  The first Lease Year shall commence on the Rent Commencement Date (i.e., January 1, 2015) and shall end on December 31, 2015.  Each succeeding Lease Year shall commence on January 1st and shall end on the subsequent December 31st.

(F)           Landlord and Tenant hereby acknowledge and agree that, as more specifically described in Article 5(A) of this lease, there are certain items of the Base Building Work (hereinafter defined) that must be performed and completed by Landlord prior to Tenant’s commencement of the Tenant’s Initial Work (collectively, the “Pre-TIW BBW Items”).  Accordingly, and notwithstanding anything to the contrary contained herein, if either (i) Landlord has not commenced performance of the Pre-TIW BBW Items by the date that is thirty (30) days following the date on which Landlord first delivers to Tenant a fully-executed counterpart original of this lease, or (ii) Landlord has not achieved substantial completion of the Pre-TIW BBW Items by the date that is sixty (60) days following the date on which Landlord first delivers to Tenant a fully-executed counterpart original of this lease, and, in either such case, provided that such delay is not attributable to force majeure or the actions or omissions of Tenant, its agents, employees or contractors, then Tenant may deliver to Landlord written notice (the “Self Help Notice”) of its intent to exercise its Self Help Remedy (as defined below).  If Landlord has still not commenced performance of (in the case described in clause (i) above), or achieved substantial completion of (in the case described in clause (ii) above), the Pre-TIW BBW Items by the thirtieth (30th) day following effective delivery of the Self Help Notice, then Tenant may deliver to Landlord written demand to cease performance of the Landlord’s Initial Construction, together with Tenant’s written election to undertake the Self Help Remedy.  The “Self Help Remedy” shall be the empowerment of Tenant to engage its own licensed, insured and reputable contractors and subcontractors for the purpose of performing and completing the Pre-TIW BBW Items, under the direction of Tenant.  However, Tenant acknowledges and agrees that, with respect to any aspect(s) of the Pre-TIW BBW Items that would affect, touch or concern the Building systems, Tenant shall only engage a contractor(s) or subcontractor(s) from among the list of pre-approved MEP subcontractors set forth on Schedule “F” to this lease.  If Tenant exercises the Self Help Remedy, then upon Tenant having achieved substantial completion of the Pre-TIW BBW Items, Landlord shall pay to Tenant, within thirty (30) days following demand therefor (which demand shall be accompanied by reasonable documentary evidence of the costs incurred), the aggregate amount of reasonable out-of-pocket expenses actually incurred by Tenant directly in connection with the performance and completion of the Pre-TIW BBW Items.

RENT

3.           (A)           The annual minimum rental (“Rent” or “rent”) is as follows:

During the first Lease Year, the Rent shall be$1,970,256.00, payable in monthly installments of $164,188.00.

During the second Lease Year, the Rent shall be $2,024,438.04, payable in monthly installments of $168,703.17.

During the third Lease Year, the Rent shall be $2,080,110.12, payable in monthly installments of $173,342.51.

During the fourth Lease Year, the Rent shall be $2,137,313.16, payable in monthly installments of $178,109.43.

During the fifth Lease Year, the Rent shall be $2,196,089.28, payable in monthly installments of$183,007.44.

During the sixth Lease Year, the Rent shall be$2,256,481.68, payable in monthly installments of $188,040.14

During the seventh Lease Year, the Rent shall be$2,318,534.88, payable in monthly installments of$193,211.24.

During the eighth Lease Year, the Rent shall be$2,382,294.60, payable in monthly installments of$198,524.55.

During the ninth Lease Year, the Rent shall be$2,447,807.76, payable in monthly installments of$203,983.98.

During the tenth Lease Year, the Rent shall be$2,515,122.48, payable in monthly installments of $209,593.54.

During the eleventh Lease Year, the Rent shall be$2,584,288.32, payable in monthly installments of $215,357.36.

During the twelfth Lease Year, the Rent shall be $2,655,356.28, payable in monthly installments of $221,279.69.

(B)           Tenant agrees to pay the Rent to Landlord, without notice or demand, in lawful money of the United States which shall be legal tender in payment of the debts and dues, public and private, at the time of payment in advance on the first day of each calendar month during the Demised Term at the office of the Landlord, or at such other place as Landlord shall designate; it being acknowledged and agreed that the inclusion of an address for payment on an invoice (if any) submitted by Landlord shall qualify as such designation.  Tenant shall pay the Rent as above and as hereinafter provided, without any set off or deduction whatsoever.

(C)           Notwithstanding the forgoing, provided there is no existing Event of Default (as defined in Article 29 of this lease), and further provided that this lease then remains in full force and effect, Tenant shall receive a credit, in the aggregate amount of $4,136,395.34, against the Rent payable pursuant to Article 3(A) above; such Rent credit to be applied in accordance with the following schedule:

(i) In twelve (12) equal and consecutive monthly installments of $83,359.00 against the monthly installments of Rent due and payable for each of the first through twelfth full calendar months of the first Lease Year;

(ii) In twelve (12) equal and consecutive monthly installments of $85,651.37 against the monthly installments of Rent due and payable with respect to each of the first through twelfth full calendar months of the second Lease Year;

(iii)  In twelve (12) equal and consecutive monthly installments of $88,006.79 against the monthly installments of Rent due and payable with respect to each of the first through twelfth full calendar months of the third Lease Year; and

(iv)  In twelve (12) equal and consecutive monthly installments of $87,682.45 against the monthly installments of Rent due and payable with respect to each of the first through twelfth full calendar months of the fourth Lease Year.

USE

4.           (A)           Tenant shall use and occupy the Demised Premises only for executive and administrative offices and for all other lawful uses that are merely ancillary to such executive and administrative office usage, but for no other purpose; provided, however, that Tenant shall also be permitted under this lease to operate a retail bank branch and all lawful services related thereto at and from the Plaza Level Bank Branch Premises (but not at or from any other portion of the Demised Premises).

(B)           Tenant shall not use or occupy, suffer or permit the Demised Premises, or any part thereof, to be used in any manner which would in any way, in the reasonable judgment of Landlord, (i) violate any laws or regulations of public authorities; (ii) violate the terms of any underlying leases, (iii) make void or voidable any insurance policy then in force with respect to the Building; (iv) impair the appearance, character or reputation of the Building; (v) discharge objectionable fumes, vapors or odors into the Building, air-conditioning systems or Building flues or vents in such a manner as to offend other occupants.  The provisions of this Section shall not be deemed to be limited in any way to or by the provisions of any other Section or any Rule or Regulation.

(C)           The emplacement of any equipment which will impose an evenly distributed floor load in excess of 100 pounds per square foot shall be done only after written permission is received from the Landlord; provided, however, that there shall be no such floor load limitation with respect to installations made in and to the Lower Level Storage Space (as such term is defined under Article 55 of this lease), so long as such installations are tied-in to the slab floor of the Lower Level Storage Space (as opposed to the raised flooring currently existing therein).  Such permission will be granted only after adequate proof is furnished by a professional engineer that such floor loading will not overload the structure.  Business machines and mechanical equipment in the Demised Premises shall be placed and maintained by Tenant, at Tenant’s expense, in such manner as shall be sufficient in Landlord’s judgment to absorb vibration and noise and prevent annoyance or inconvenience from extending out of the Demised Premises or to Landlord or any other tenants or occupants of the Building.

(D)           Tenant will not at any time use or occupy the Demised Premises in violation of the certificate of occupancy (temporary or permanent) issued for the Building or portion thereof of which the Demised Premises form a part.

(E)           Except if specifically permitted under Section A of this Article, Tenant shall not use the Demised Premises or permit the Demised Premises to be used for any of the prohibited uses set forth in Article 20(I) hereof.

CONDITION OF THE DEMISED PREMISES

5.           (A)           Tenant accepts the Demised Premises in its current “as is” condition, except that Landlord, at Landlord’s sole cost and expense, shall perform the work described on Schedule “D” to this lease (the “Base Building Work”).  The Base Building Work shall be performed by Landlord using Landlord’s Building-standard materials and finishes.  Those items of Base Building Work described in Item Nos. 2, 4, and 7 on Schedule “D” to this lease must be performed and completed by Landlord prior to Tenant’s commencement of the Tenant’s Initial Work, while those items of Base Building Work described in Item Nos. 1, 3, 5, 6 and 9 on Schedule “D” to this lease may be performed by Landlord concurrently with Tenant’s performance of the Tenant’s Initial Work (except that performance of the landscape planting components of the Base Building Work may be postponed until the Spring of 2015).  With respect to the items of Base Building Work described in Item No. 8 of Schedule “D” to this lease, Landlord shall be required to construct that portion of the new corridor that will also serve as a demising wall of the Plaza Level Office Premises prior to Tenant’s commencement of the Tenant’s Initial Work, but the balance of the new corridor construction work may be performed concurrently with Tenant’s performance of the Tenant’s Initial Work.  Tenant shall cause Tenant’s Contractor (hereinafter defined) and its subcontractors to reasonably cooperate with Landlord in coordinating the performance of the Tenant’s Initial Work with the performance of the Base Building Work, and Landlord shall cause its Base Building Work contractors and subcontractors to reasonably cooperate with Tenant in coordinating the performance of the Base Building Work with the performance of the Tenant’s Initial Work.

(B)           Notwithstanding anything to the contrary contained in Article 5(A) above, Tenant shall have the right, at Tenant’s sole cost and expense (except as otherwise expressly set forth below in this Article 5), to cause certain tenant improvement work to be performed in and to the Demised Premises in order to prepare same for occupancy by Tenant (collectively, the “Tenant’s Initial Work”).  The Tenant’s Initial Work shall be performed, if at all, subject to and in accordance with all terms, requirements and conditions set forth in the balance of this Article 5.

(C)           (i)           Promptly following the execution and delivery of this lease, Tenant shall cause its licensed architect to prepare a complete and fully-detailed set of construction drawings, setting forth all architectural and MEP specifications for the Tenant’s Initial Work (the “Proposed CDs”).  The Proposed CDs shall be submitted to Landlord for its review and approval or comment.  Tenant shall cause its architect to ensure that the specifications set forth on the Proposed CDs are (a) compatible with the base Building plans and systems, (b) comply with all applicable laws and the rules, regulations, requirements and orders of any and all governmental agencies, departments or bureaus having jurisdiction thereover, (c) sufficiently detailed so as to enable contractor bids to be developed thereupon, and (d) of a form and content sufficient to enable a building permit to be issued on the basis thereof.  That particular set of Proposed CDs that ultimately receives Landlord’s approval shall be herein referred to as the “Final CDs”.  Any changes to the Final CDs shall be subject to the prior review and approval of Landlord.

(ii)           Landlord shall use commercially reasonable efforts to provide Tenant with notice (a “CD Response Notice”) of its approval of, or a detailed set of comments to, any set of Proposed CDs by the Applicable CD Response Date (hereinafter defined).  As used herein, the term “Applicable CD Response Date” shall mean either (a) with respect to the initial set of Proposed CDs, the date that is eleven (11) business days following Landlord’s receipt of the subject set of Proposed CDs or (b) with respect to any revised set of Proposed CDs, the date that is six (6) business days following Landlord’s receipt of the subject set of Proposed CDs.  If Landlord shall fail to provide Tenant with a CD Response Notice by the Applicable CD Response Date, then Tenant shall have the right to deliver to Landlord a Deemed CD Approval Warning Notice (hereinafter defined).  If Landlord shall fail to provide Tenant with a CD Response Notice within three (3) business days following proper delivery of a Deemed CD Approval Warning Notice, then Landlord shall be deemed to have approved the subject set of Proposed CDs, except that Landlord shall be deemed to have withheld its approval of any aspects of the Proposed CDs that would be structural in nature or would have a material adverse impact upon the proper functioning of any Building system.  As used herein, the term “Deemed CD Approval Warning Notice” shall mean a written notice from Tenant to Landlord that (w) specifically references this Article 5(C)(ii); (x) advises Landlord that it has failed to provide Tenant with a response to a specifically-identified set of Proposed CDs within the time period allotted therefor under this Article; (y) advises Landlord of the fact that, pursuant to the terms of this lease, Landlord will be deemed to have approved the subject set of Proposed CDs if such failure continues for a period of three (3) business days following the delivery of this Deemed CD Approval Warning Notice; and (z) includes on both the envelope and the first page of the subject notice, in bold uppercase letters (14 point type or greater), the following statement: “THIS IS A TIME SENSITIVE NOTICE AND LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED”.

(D)           Following completion and approval of the Final CDs, Tenant shall engage in a customary construction bidding practice for the selection of a general contractor for the performance of the Tenant’s Initial Work on the basis of the specifications set forth on the Final CDs; subject to and in accordance with the terms, covenants, conditions and restrictions set forth in this Article 5(D) and in Article 5(E), below .  Tenant covenants and agrees that it will not directly or indirectly solicit or accept bids from any general contractor unless that prospective general contractor has been reviewed and approved by Landlord, such approval not to be unreasonably withheld or delayed.  Therefore, prior to the commencement of the bidding procedure, Tenant shall submit the names of all prospective general contractors, as applicable, for Landlord’s review and approval, such approval not to be unreasonably withheld or delayed together with a completed copy of Landlord’s contractor vetting form (which is based, in substantial part, upon AIA Form A-305) for each such general contractor.  In no event shall Tenant be permitted to use, and Landlord shall not be required to approve of, any general contractor (other than Landlord’s designated contractor) that is, or is an affiliate of, an owner or operator of commercial office properties within a fifty mile radius of New York City.  Notwithstanding anything to the contrary contained herein, Landlord hereby acknowledges and agrees that Landlord has granted its pre-approval of each general contractor listed on Schedule “E” to this lease.  In soliciting bids from prospective general contractors, Tenant shall put each such general contractor on notice that (i) with respect to all heating, ventilating and air conditioning, mechanical, electrical and plumbing work or installations associated with the Tenant’s Initial Work (“MEP Work”), Tenant and Tenant’s Contractor may only solicit bids from, and may only engage for performance of such MEP Work, the applicable subcontractors listed on Schedule “F” to this lease (“Landlord’s Pre-Approved MEP Subcontractors”); and (ii) any contractor or subcontractor to be engaged by Tenant or Tenant’s Contractor for performance of any other aspect of the Tenant’s Initial Work shall be subject to the prior review and approval of Landlord (in accordance with the provisions of Article 5(F)(i) below), such approval not to be unreasonably withheld or delayed.  Tenant will provide Landlord’s designated contractor with a full set of the bid package for the Tenant’s Initial Work, which bid package shall be identical to (and provided at the same time as) the bid package provided to Tenant’s other prospective general contractors, and Landlord will cause Landlord’s designated contractor to prepare and submit to Tenant within the time frame required by Tenant of Tenant’s other prospective general contractors a bid to perform the Tenant’s Initial Work as Tenant’s general contractor.

(E)           Upon completion of the bidding process, Tenant shall submit to Landlord the bona fide, written, trade cost breakdown bid for the performance of the Tenant’s Initial Work from the reputable, licensed and qualified general contractor (“Tenant’s Proposed Contractor”) whose bid Tenant desires to accept (“Tenant’s Desired Bid”).  Landlord shall then have the right to elect, by written notice to Tenant, to either (i) have Landlord’s designated contractor “match” Tenant’s Desired Bid and perform the Tenant’s Initial Work for the bid price quoted in such Tenant’s Desired Bid (the “Right to Match”), or (ii) direct Tenant to engage Tenant’s Proposed Contractor to perform the Tenant’s Initial Work in accordance with the terms of Tenant’s Desired Bid (in which event Tenant’s Proposed Contractor shall thereafter be deemed to be the “Tenant’s Contractor” for purposes of this Article 5).  If Landlord timely exercises the Right to Match, then Tenant shall be required to engage, pursuant to a separate written agreement, Landlord’s designated contractor as general contractor for performance of the Tenant’s Initial Work in accordance with the terms of the Tenant’s Desired Bid, in which event Landlord’s designated contractor shall thereafter be deemed to be the “Tenant’s Contractor” for purposes of this Article 5.  In formulating a Tenant’s Desired Bid:  (a) Tenant shall engage in a sealed bid process with its prospective general contractors; (b) Tenant shall provide Landlord’s designated contractor with a complete and accurate copy of the bid package provided to all other prospective general contractors from whom Tenant desires to solicit a bid (at the same time at which such bid package is provided to those others); (c) a designated representative of Landlord’s designated contractor shall be present at the bid opening and shall receive a copy of all bids; (d) Tenant shall ensure that the Tenant’s Desired Bid represents the full scope of the Tenant’s Initial Work; (e) Tenant shall “level” all bids received prior to designating one as the Tenant’s Desired Bid; (f) the Tenant’s Desired Bid must be presented by Tenant to Landlord and must be accompanied by Tenant’s written certification that the bid is bona fide and covers all aspects of the Tenant’s Initial Work; (g) Tenant shall reasonably cooperate with Landlord’s designated contractor in modifying the Tenant’s Desired Bid amount if Landlord’s designated contractor identifies errors or omissions in or from the Tenant’s Desired Bid in relation to the other bids or Tenant’s bid package; and (h) Landlord’s designated contractor shall have five (5) business days, time being of the essence, following receipt of the final Tenant’s Desired Bid in which to exercise its Right to Match.  The failure of Landlord to timely respond as set forth in the preceding sentence shall automatically be deemed authorization for Tenant to engage Tenant’s Proposed Contractor to perform Tenant’s Initial Work in accordance with the terms of Tenant’s Desired Bid.  If Landlord does not exercise its Right to Match, and thus Tenant engages a general contractor other than Landlord’s designated contractor as Tenant’s Contractor for the performance of the Tenant’s Initial Work, then Tenant shall pay to Landlord or Landlord’s designated contractor, as directed by Landlord, a construction inspection fee equal to four (4.0%) percent of the total cost to Tenant of the Tenant’s Initial Work (the “TIW Inspection Fee”).  In imposing the TIW Inspection Fee, neither Landlord nor its designated contractor assumes any responsibility for the quality or manner in which such work has been performed.  In lieu of accepting cash payment of the TIW Inspection Fee from Tenant, Landlord shall have the right and option of deducting the amount of the TIW Inspection Fee from the Tenant’s Allowance.  In any event, the person or entity engaged by Tenant as general contractor or construction manager for performance of the Tenant’s Initial Work (with Landlord’s approval) shall be hereinafter referred to as “Tenant’s Contractor.”

(F)           The provisions of this Article 5(F) shall apply to the performance of the Tenant’s Initial Work without regard to the identity of Tenant’s Contractor:

(i)           Tenant agrees that it will not engage or use, not permit Tenant’s Contractor to engage or use, any contractor or subcontractor with respect to the performance of any aspect of the Tenant’s Initial Work unless and until such time as the subject contractor or subcontractor has been approved by Landlord, such approval not to be unreasonably withheld or delayed; it being understood and agreed that any and all heating, ventilating and air conditioning, mechanical, electrical and plumbing work or installations associated with the Tenant’s Initial Work (“MEP Work”), Tenant or Tenant’s Contractor, as applicable, may only solicit bids from, and may only engage for performance of such MEP Work, the applicable subcontractors listed on Schedule “F” to this lease (“Landlord’s Pre-Approved MEP Subcontractors”).  Accordingly, Tenant shall submit to Landlord a completed copy of Landlord’s contractor vetting form (which is based, in substantial part, upon AIA Form A-305) for each such contractor and subcontractor (other than the Landlord’s Pre-Approved MEP Contractors) that Tenant or Tenant’s Contractor proposes to engage or use for the performance of any aspect of the Tenant’s Initial Work.  Notwithstanding anything to the contrary contained herein, however, in no event may Tenant engage or use, or permit Tenant’s Contractor to engage or use, for any aspect of the Tenant’s Initial Work any contractor or subcontractor that is, or is an affiliate of, an owner or operator of commercial office properties within a fifty mile radius of New York City.  Also notwithstanding anything to the contrary contained herein, if the subject contractor or subcontractor is recommended to Tenant by RXR C&D for performance of a subject aspect or aspects of the Tenant’s Initial Work, then Landlord shall be deemed to have approved that contractor or subcontractor without need for further vetting;

(ii)           Tenant agrees that it will not, either directly or indirectly, use any contractors and/or subcontractors and/or labor and/or materials if the use of such contractors and/or subcontractors and/or labor and/or materials would or will create any difficulty with other contractors, subcontractors and/or labor engaged by Tenant or Landlord or others in the construction, maintenance or operation of the Building or any part thereof;

(iii)           Prior to the commencement of the Tenant’s Initial Work, Tenant shall, at Tenant’s expense, (a) cause the Final CDs to be filed with the appropriate building department, and (b) make application for, and obtain, all governmental and quasi-governmental permits, licenses and authorizations required for the performance of the Tenant’s Initial Work (collectively, “Permits”).  Landlord will reasonably cooperate with Tenant, at no cost or expense to Landlord, in securing the Permits;

(iv)           Prior to the commencement of the Tenant’s Initial Work, Tenant shall furnish Landlord with (a) appropriate evidence that Tenant’s Contractor and all contractors and subcontractors maintain all liability insurance coverage reasonably required by Landlord (listing Landlord and Landlord’s designees as additional insureds, as their interests may appear), (b) appropriate evidence that Tenant’s Contractor and all contractors and subcontractors have procured a workmen’s compensation insurance policy (in compliance with the laws of the State of New York) covering the activities of all persons performing work at the entire Demised Premises, and (c) copies of all Permits;

(v)           Following satisfaction by Tenant and Tenant’s Contractor and all contractors and subcontractors (as appropriate) of all requirements set forth in clauses (i) through (iv) of this Article 5(F), Tenant’s Contractor and all contractors and subcontractors shall be permitted access to the entire Demised Premises for the purpose of performing the Tenant’s Initial Work.  Tenant shall ensure that the Tenant’s Initial Work shall (a) be performed in a good and workmanlike manner, (b) be performed substantially in accordance with the Final CDs, and (c) at all times comply with all applicable laws, codes, rules, regulations, orders, requirements and conditions of all governmental and quasi-governmental agencies, departments and bureaus having jurisdiction over the Building or the Tenant’s Initial Work and all applicable rules and regulations of the Landlord;

(vi)           Upon completion of the Tenant’s Initial Work, Tenant shall obtain and deliver to Landlord (a) all required certificates of occupancy, both temporary and permanent, for the entire Demised Premises, (b) paid receipts from all parties supplying labor or materials with respect to any portion of the Tenant’s Initial Work, collectively evidencing payment in full for the performance of the Tenant’s Initial Work; (c) waivers of mechanics’ liens from all contractors, subcontractors, and other professionals used in the performance of the Tenant’s Initial Work; and (d) a signed certificate by Tenant’s architect, certifying that the Tenant’s Initial Work has been completed substantially in accordance with the Final CDs; and

(vii)           Tenant shall defend, indemnify and save harmless Landlord against any and all mechanics’ and other liens filed in connection with the Tenant’s Initial Work, including the liens of any conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against any loss, cost, liability, claim, damage and expense, including reasonable counsel fees, penalties and fines incurred in connection with any such lien, conditional sale or chattel mortgage or any action or proceeding brought thereon.  If filed, Tenant, at its expense, shall procure the satisfaction or discharge of all such liens, whether through bonding or otherwise, within twenty (20) days of the filing of such lien against the Demised Premises or the Building.  If Tenant shall fail to cause such lien to be discharged within the aforesaid period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings, and in any such event Landlord shall be entitled, if Landlord so elects, to compel the prosecution of an action for the foreclosure of such lien by the lienor and to pay the amount of the judgment in favor of the lienor with interest, costs and allowances.  Any amount so paid by Landlord, and all reasonable costs and expenses incurred by Landlord in connection therewith, together with interest thereon at the maximum rate permitted by law from the respective dates of Landlord’s making of the payments or incurring of the cost and expense, shall constitute additional rent and shall be paid on demand.  Nothing in this lease contained shall be construed in any way as constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any material for any improvement, alteration or repair of the Demised Premises, nor as giving any right or authority to contract for the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanics’ liens against the Demised Premises.

(G)           (i)           Subject to the following provisions of this Article 5(G), the Tenant’s Initial Work shall be performed at Tenant’s sole cost and expense.  Provided that there is no existing Event of Default under this lease, Landlord shall pay up to the Maximum Tenant’s Allowance Amount (hereinafter defined) toward the total charges for the Tenant’s Initial Work (“Tenant’s Allowance”).  The Tenant’s Allowance will be paid or applied in accordance with the terms and conditions of Article 5(H) of this lease.  In no event, however, shall any portion of Tenant’s Allowance be applied toward Soft Costs.  As used herein, the term “Soft Costs” shall generally include, without limitation, the costs and expenses incurred by Tenant in connection with the acquisition and installation of Tenant’s furniture, fixtures and equipment in the Building (or any portion thereof).  However, the term “Soft Costs” shall generally exclude, without limitation:  (i) the costs and charges incurred in connection with the installation of Tenant’s data and telecommunication wiring and cabling in and about the Building (or any portion thereof), (ii) the TIW Inspection Fee (if any), and (iii) the fees and charges incurred in connection with obtaining governmental and quasi-governmental permits, authorizations and approvals or the fees and charges of any architects and engineers engaged by Tenant in connection with the design of the Tenant’s Initial Work (“Designated Professional Fees”).

(ii)           Subject to augmentation in accordance with the provisions of Article 5(G)(iii) and 5(G)(iv) of this lease, the term “Maximum Tenant’s Allowance Amount” shall mean $3,283,760.00.

(iii)           Notwithstanding anything to the contrary contained in this Article 5(G), if Tenant elects to increase the current ceiling height and/or lower or remove the current raised flooring where feasible throughout the Plaza Level Office Premises as part of the Tenant’s Initial Work, then the “Maximum Tenant’s Allowance Amount” shall be deemed to have been increased by an amount equal to $404,145.00.

(iv)           Also notwithstanding anything to the contrary contained in this Article 5(G), if Tenant elects to construct and install up to three executive bathrooms (with accompanying shower facilities) within the Plaza Level Office Premises as part of the Tenant’s Initial Work, then the “Maximum Tenant’s Allowance Amount” shall be deemed to have been increased by an amount equal to $50,000.00.

(v)           The prospective Maximum Tenant’s Allowance Amount augmentation events described in clauses (iii) and (iv) of this Article 5(G) are neither mutually exclusive nor interdependent; it being agreed that each may be applied in the absence of the other and that both increases will be applied if both events occur.  In addition, the parties acknowledge and agree that if and when the Maximum Tenant’s Allowance Amount is augmented pursuant to either or both of clauses (iii) and (iv) of this Article 5(G), then there shall be no obligation upon Tenant to use any minimum portion of the Tenant’s Allowance in performing the work described in said clauses (iii) or (iv) of this Article 5(G).

(H)           Tenant may, as the Tenant’s Initial Work progresses, submit statements to Landlord from time to time, but not more often than once per month, setting forth the cost of those aspects of the Tenant’s Initial Work which have been completed through the date of such statement (such statement to be prepared in accordance with standard progress payment application forms issued by the American Institute of Architects [i.e., forms G-702 and G-703] or substantially similar forms).  Each such statement shall be accompanied by a partial lien waiver from Tenant’s Contractor and a certificate from an authorized officer of Tenant requesting reimbursement for sums actually paid (such requested amount, the “Requested Tenant’s Allowance Payment”) and certifying that: (i) the Requested Tenant’s Allowance Payment is on account of Tenant’s Initial Work costs (“Paid TIW Costs”) theretofore paid by Tenant (but on account of which no portion of the Tenant’s Allowance has previously been paid or applied); and (ii) the intended use thereof is for reimbursement to Tenant for payment of the Paid TIW Costs.  Tenant acknowledges and agrees that the amount of each subject Requested Tenant’s Allowance Payment must not exceed either (a) the Allowance Share (hereinafter defined) of the subject Paid TIW Costs, or (b) when aggregated with all prior payments from the Tenant’s Allowance, the Maximum Tenant’s Allowance Amount.  For purposes of this Article 5(H), the “Allowance Share” shall be a percentage to be determined in accordance with the following formula: the Maximum Tenant’s Allowance Amount divided by the total charges for the Tenant’s Initial Work, multiplied by 100.  Within thirty (30) days following receipt of any such statement and accompanying partial lien waiver and certificate, Landlord shall pay to Tenant an amount equal to ninety (90%) percent of the subject Requested Tenant’s Allowance Payment.  The ten (10%) percent portion of each Requested Tenant’s Allowance Payment not so paid to Tenant shall be retained by Landlord subject to the following provisions of this Article 5(H) and the total amount so retained shall hereinafter be collectively referred to as the “Retained Tenant’s Allowance”.  Provided that there is no existing Event of Default under this lease, Landlord shall pay to Tenant the entire Retained Tenant’s Allowance (less any portion of the TIW Inspection Fee [if applicable] not previously deducted from the Tenant’s Allowance by Landlord, which portion Landlord shall, at its election, retain for its own account or pay directly to Landlord’s designated contractor) within thirty (30) days following Landlord’s receipt of the last of the deliverables required of Tenant under Article 5(F)(vi) of this lease.  The right to receive reimbursement for the cost (or a portion thereof) of the Tenant’s Initial Work as set forth herein shall be the exclusive benefit of Tenant; it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

(I)           In the event the aggregate amount of hard costs, Designated Professional Fees and TIW Inspection Fee associated with the Tenant’s Initial Work is less than the Maximum Tenant’s Allowance Amount, Tenant shall not be entitled to the payment or credit of any unused portion of such maximum Tenant’s Allowance amount.

SERVICES

6.           As long as there is no existing Event of Default, under any covenants of this lease, Landlord, during the hours of 8:00 A.M. to 6:00 P.M. on weekdays and 8:00 A.M. to 1:00 P.M. on Saturdays (“Working Hours”), excluding union holidays, shall furnish the Demised Premises with heat and air-conditioning in the respective seasons, and, at all hours, provide the Demised Premises with electricity for lighting and usual office equipment; all subject to and in accordance with the terms and conditions set forth in Schedule “B” annexed hereto.  Landlord and Tenant hereby acknowledge and agree that the day after Thanksgiving will not be considered a union holiday for any purposes of this lease.

LANDLORD’S REPAIRS

7.           Landlord, at its expense, will make or cause its designated contractor to make all the repairs to and provide the maintenance for the Demised Premises (excluding painting and decorating) and for all public areas and facilities as set forth in Schedule “A”, except such repairs and maintenance as may be necessitated by the negligence, improper care or use of such premises and facilities by Tenant, its agents, employees, licensees or invitees, which will be made by Landlord or its designated contractor at Tenant’s expense.

WATER SUPPLY

8.           Landlord, at its expense, shall furnish hot and cold or tempered water for lavatory purposes only.

PARKING FIELD

9.           (A)           Tenant shall have the right to use its proportionate share of total number of spaces in the parking area designated for tenants of the Building (hereinafter sometimes referred to as “Building Parking Area”), but in no event less than one (1) parking space per every 250 rentable square feet of the then deemed rentable area of the Demised Premises, for the parking of automobiles of Tenant, its employees and invitees therein, subject to the Rules and Regulations now or hereafter adopted by Landlord.  Forty-Five (45) of the aforesaid parking spaces shall be designated as reserved for the exclusive use of Tenant of which reserved spaces, forty (40) shall be located under cover in the Building parking garage and five (5) shall be located in the west surface lot; provided, however, that any and all such designations may, at Landlord’s election, be suspended for any period during which there remains uncured any Event of Default on the part of Tenant under this lease.  Such suspension, if any, shall be in addition to, rather than in lieu of, any other rights and remedies available to Landlord with respect to the subject Event of Default.  The initial locations of the aforesaid reserved parking spaces are marked and set forth on the parking plan annexed hereto as Exhibit “2”; it being acknowledged and agreed that Landlord shall have the right to reasonably relocate such reserved parking spaces (provided, however, that no under-cover, garage, reserved parking space may be located outside of a covered level of the garage without Tenant’s prior written consent), from time to time, throughout the Term.  Tenant shall not use nor permit any of its officers, agents or employees to use any parking spaces in excess of Tenant’s allotted number of spaces therein.  Upon request therefor by Tenant, Landlord shall provide each employee of Tenant who works at the Demised Premises with a parking permit (e.g., hang-tag or sticker) for access to the parking garage and the West parking lot that service the Building.  Landlord shall have the right to create validation systems, barriers or gates, permits, stickers and other systems in connection with the operation of the Building Parking Area.

(B)           Landlord agrees that, from time to time (but no more frequently than once per month), at Tenant’s request, Landlord will make special parking accommodation for up to fifteen (15) additional passenger vehicles in the Visitor Lot portion of the Building Parking Area.  Landlord will accomplish such accommodation by coning-off, roping-off or otherwise temporarily reserving the fifteen (15) parking spaces within that Visitor Lot that are located nearest to the main Building entrance.

DIRECTORY

10.           Tenant shall be entitled to a reasonable number of listings in the computerized directory serving the Building, which is currently located at the concierge desk on the Plaza Level of the Building.  The initial listings will be made at Landlord’s expense.  As frequently as one (1) time every three (3) months during the Term, Landlord shall make any batch of changes required by Tenant to its directory listings, at no charge to Tenant.  Other interim directory listing changes requested by Tenant shall be made by Landlord at Tenant’s reasonable expense.  Landlord’s acceptance of any name for listing on the directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment or other occupancy of the Premises.

TAXES AND OTHER CHARGES

11.           (A)           As used in and for the purposes of this Article 11, the following definitions shall apply:

(i)           “Taxes” shall be the real estate taxes, assessments, special or otherwise, sewer rents, rates and charges, and any other governmental charges, general, specific, ordinary or extraordinary, foreseen or unforeseen, levied on a calendar year or fiscal year basis against the Real Property.  Landlord represents that, except for an IDA sublease arrangement and related PILOT Agreement involving a particular tenant of the Building, there are no tax abatement programs in place with respect to the Real Property and that there are no existing, or to Landlord’s knowledge, pending special assessments with respect to the Real Property.  Landlord and Tenant hereby acknowledge and agree that the computation of Taxes for purposes of this Article 11 shall specifically exclude any discounting effect associated with any such PILOT Agreement entered into for the purpose of bestowing IDA benefits upon Tenant or any other tenant of the Building.  If at any time during the Term the method of taxation prevailing at the date hereof shall be altered so that there shall be levied, assessed or imposed in lieu of, or as in addition to, or as a substitute for, the whole or any part of the taxes, levies, impositions or charges now levied, assessed or imposed on all or any part of the Real Property (a) a tax, assessment, levy, imposition or charge based upon the rents received by Landlord, whether or not wholly or partially as a capital levy or otherwise, or (b) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Real Property and imposed on Landlord, or (c) a license fee measured by the rent payable by Tenant to Landlord, or (d) any other tax, levy, imposition, charge or license fee however described or imposed; then all such taxes, levies, impositions, charges or license fees or any part thereof, so measured or based, shall be deemed to be Taxes.  Nothing contained in this Lease shall require Tenant to pay any inheritance, gift, succession, corporate franchise or (except as otherwise expressly set forth in the preceding sentence) income tax of Landlord, nor shall any be deemed Taxes.

(ii)           “Base Year Taxes” shall mean (x) with respect to Taxes imposed on a fiscal year basis, the Taxes actually due and payable with respect to the 2014/2015 fiscal tax year, as finally determined, and (y) with respect to Taxes imposed on a calendar year basis, the Taxes actually due and payable with respect to the 2015 calendar year, as finally determined.

(iii)           “Escalation Year” shall mean (x) with respect to Taxes imposed on a fiscal year basis, any fiscal tax year following the 2014/2015 fiscal tax year which shall include any part of the Term, and (y) with respect to Taxes imposed on a calendar year basis, any calendar year after the 2015 calendar year which shall include any part of the Term.

(iv)           “Real Property” shall be the land upon which the Building stands and any adjacent parcels which form part of the overall complex and any part or parts thereof utilized for parking, landscaped areas or otherwise used in connection with the Building, and the Building and other improvements appurtenant thereto.

(B)           The Tenant shall pay the Landlord increases in Taxes levied against the Real Property as follows:  If the Taxes actually due and payable with respect to the Real Property in any Escalation Year shall be increased above the Base Year Taxes, then the Tenant shall pay to the Landlord, as additional rent for such Escalation Year, a sum equal to Tenant’s Proportionate Share of said increase (“Tenant’s Tax Payment” or “Tax Payment”).

(C)           Landlord shall render to Tenant a statement containing a computation of Tenant’s Tax Payment (“Landlord’s Statement”).  Upon request therefor by Tenant, Landlord will provide Tenant with a copy of the tax bill(s) that relate to any subject Landlord’s Statement.  Landlord shall endeavor to issue Landlord’s Statement within one hundred twenty (120) days following the end of each Escalation Year.  Within thirty (30) days after the rendition of the Landlord’s Statement, Tenant shall pay to Landlord the amount of Tenant’s Tax Payment.  On the first day of each month following the rendition of each Landlord’s Statement, Tenant shall pay to Landlord, on account of Tenant’s next Tax Payment, a sum equal to one-twelfth (1/12th) of Tenant’s last Tax Payment due hereunder, which sum shall be subject to adjustment for subsequent increases in Taxes.

(D)           If during the Term Taxes are required to be paid as a tax escrow payment to a mortgagee, then, at Landlord’s option, the installments of Tenant’s Tax Payment shall be correspondingly accelerated so that Tenant’s Tax Payment or any installment thereof shall be due and payable by Tenant to Landlord at least thirty (30) days prior to the date such payment is due to such mortgagee.

(E)           Except if and to the extent restricted or limited by law or by agreement with the applicable taxing authority, Landlord shall file to contest Taxes each year throughout the Term of this lease.  Tenant shall not, without Landlord’s prior written consent, institute or maintain any action, proceeding or application in any court or body or with any governmental authority for the purpose of changing the Taxes.  If the Taxes for any tax period upon which Base Year Taxes were calculated (any such tax period being herein referred to as a “Base Year”), and/or for any Escalation Year on account of which Tenant has previously paid the corresponding Tenant’s Tax Payment, are modified by final determination of legal proceedings, settlement or otherwise, then the Tenant’s Tax Payment either for all prior Escalation Years (if any Base Year is affected) or only the affected Escalation Year(s) (if no Base Year is affected) shall be recalculated so as to account for the subject modification; it being acknowledged and agreed that, in so recalculating Tenant’s Tax Payment for any Escalation Year, Landlord shall be entitled to include in the recalculation of Taxes for that Escalation Year an allocable portion of the reasonable legal fees and expenses incurred by Landlord in connection with the subject proceedings and, if applicable, settlement.  If, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Escalation Year is less than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Escalation Year, then Landlord shall promptly pay or credit to Tenant the entire amount of such difference.  However, if, as a result of such recalculation, the revised Tenant’s Tax Payment applicable to a subject Escalation Year is greater than the Tenant’s Tax Payment actually theretofore paid by Tenant with respect to that Escalation Year, then Tenant shall pay to Landlord, as additional rent, the entire amount of such difference within thirty (30) days following written demand therefor.  In addition, in the event Landlord incurs legal fees and/or expenses in connection with any proceeding(s) and/or negotiations for the reduction of Taxes where, as a result of which, no modification is effected, then Landlord shall be entitled to include in the calculation of Taxes for each Escalation Year with respect to which the subject proceeding(s) or negotiations were conducted an allocable portion of the reasonable legal fees and/or expenses so incurred.

(F)           Landlord’s failure to render a Landlord’s Statement with respect to any Escalation Year shall not prejudice Landlord’s right to render a Landlord’s Statement with respect to any Escalation Year.  The obligations of Landlord and Tenant under the provisions of this Article with respect to any additional rent for any Escalation Year shall survive the expiration or any sooner termination of the Demised Term.

TENANT’S REPAIRS

12.           Tenant shall take good care of the Demised Premises and, subject to the provisions of Article 7 hereof, Landlord or its designated contractor at the reasonable expense of Tenant, shall make as and when needed as a result of misuse or neglect by Tenant or Tenant’s servants, employees, agents or licensees, all repairs in and about the Demised Premises necessary to preserve them in good order and condition.  Notwithstanding anything contained to the contrary in this Lease, in the event that, at any time, a supplemental air conditioning unit or units service the Demised Premises, Tenant shall, at its own cost and expense, maintain, repair and replace, as necessary, such supplemental air conditioning unit or units (and all of the components thereof).  Accordingly, Tenant shall at all times obtain and keep in full force and effect for the benefit of Landlord and Tenant with Landlord’s Building heating ventilating and air conditioning contractor a service repair and maintenance contract with respect to the such systems and components.  A copy of such contract and each renewal thereof shall upon issuance and thereafter not later than ten (10) days prior to expiration be furnished to Landlord together with evidence of payment therefor. Except as provided in Article 25 hereof, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs, alterations, additions or improvements in or to any portion of the Building or of Demised Premises, or in or to the fixtures, appurtenances or equipment thereof, and no liability upon Landlord for failure of Landlord or others to make any repairs, alterations, additions or improvements in or to any portion of the Building or of the Demised Premises, or in or to the fixtures, appurtenances or equipment thereof.

FIXTURES & INSTALLATIONS

13.           All appurtenances, fixtures, improvements, additions and other property attached to or built into the Demised Premises, whether by Landlord or Tenant or others, and whether at Landlord’s expense, or Tenant’s expense, or the joint expense of Landlord and Tenant, shall be and remain the property of Landlord (except for purposes of sales tax which shall remain Tenant’s obligation).  All trade fixtures, furniture, furnishings and other articles of movable personal property owned by Tenant and located within the Demised Premises (collectively, “Tenant’s Property”) may be removed from the Demised Premises by Tenant at any time during the Term.  Tenant, before so removing Tenant’s Property, shall establish to Landlord’s reasonable satisfaction that no structural damage or change will result from such removal and that Tenant can and promptly will repair and restore any damage caused by such removal without cost or charge to Landlord.  Any such repair shall itself be deemed an Alteration (as defined in Article 14 below) within the purview of this lease. Any Tenant’s Property for which Landlord shall have granted any allowance, contribution or credit to Tenant shall, at Landlord’s option, not be so removed.  All the outside walls of the Demised Premises including corridor walls and the outside entrance doors to the Demised Premises, any balconies, terraces or roofs adjacent to the Demised Premises, and any space in the Demised Premises used for shafts, stacks, pipes, conduits, ducts, utility closets or other building facilities, and the use thereof, as well as access thereto in and through the Demised Premises for the purpose of operation, maintenance, decoration and repair, are expressly reserved to Landlord, and Landlord does not convey any rights to Tenant therein.  Notwithstanding the foregoing, Tenant shall enjoy full right of access to the Demised Premises through the public entrances, public corridors and public areas within the Building.

ALTERATIONS

14.           (A)           Other than Tenant’s Initial Work, Tenant shall make no alterations, decorations, installations, additions or improvements (hereinafter collectively referred to as “Alterations”) in or to the Demised Premises, except in compliance with the requirements of this Article 14.  Tenant may make written request to Landlord that certain Alterations be made to the Demised Premises, but all such Alterations shall be performed, if at all, (i) in the sole and absolute discretion of Landlord (provided that Landlord shall exercise such discretion reasonably with respect to any proposed Alteration that is non-structural in nature, would not have any material adverse impact on any Building system and is wholly-contained within [and not visible from outside] the Demised Premises), and (ii) at the sole cost and expense of Tenant.  The conditions, restrictions and requirements set forth in Article 5 of this lease with respect to performance of Tenant’s Initial Work shall apply mutatis mutandis with respect to the approval and performance of any Alteration (and the proposed plans and specifications therefor) permitted to be performed by or on behalf of Tenant in or to the Demised Premises, except that (a) the TIW Inspection Fee payable by Tenant to Landlord or Landlord’s designated contractor with respect to the subject Alteration shall be calculated at five (5%) percent of the total cost of the subject Alteration (the “Alteration Inspection Fee”), and (b) Landlord shall not be obligated to pay any Tenant’s Allowance or otherwise incur any other expense with respect to the subject Alteration.  Notwithstanding the foregoing, the parties agree that Tenant shall not be obligated to pay an Alteration Inspection Fee in connection with any Alteration that would not require the issuance of a building permit (e.g., painting and/or carpeting).

(B)           Tenant shall not be permitted to make, or to engage a contractor or artist to make, any Alterations, decorations, installations, additions or other improvements (“Visual Alteration”) which may be considered a work of visual art of any kind, and/or which might fall within the protections of the Visual Artists Rights Act of 1990 (“VARA”) unless:

(i)           Tenant obtains, from each artist and/or contractor who will be involved in said Visual Alteration, valid written waivers of such artist’s and/or contractor’s rights under VARA in form and content reasonably acceptable to Landlord; and

(ii)           Landlord consents to such Visual Alteration in writing.

In the event that a claim is brought under VARA with respect to any Visual Alteration performed in or about the Building by or at the request of Tenant or Tenant’s agents or employees, Tenant shall indemnify and hold harmless Landlord against and from any and all such claims.  If any action or proceeding shall be brought against Landlord by reason of such claim under VARA, Tenant agrees that Tenant, at its expense, will resist and defend such action or proceeding and will employ counsel satisfactory to Landlord therefor.  Tenant shall also pay any and all damages sustained by Landlord as a result of such claim, including, without limitation, attorney’s fees and the cost to Landlord of complying with VARA protections (which shall include damages sustained as a result of Landlord’s inability to remove Visual Alterations from the Demised Premises).  Failure of Tenant to strictly comply with the provisions of this Article 14(B) shall be deemed a default under this lease, and Landlord shall be entitled to pursue all appropriate remedies provided herein, as well as at law or in equity.  The provisions of this Article 14(B) shall survive the expiration or sooner termination of this lease.

REQUIREMENTS OF LAW
15.           (A)           Tenant, at Tenant’s sole cost and expense, shall comply with all statutes, laws, ordinances, orders, regulations and notices of Federal, State, County and Municipal authorities, and with all directions, pursuant to law, of all public officers, which shall impose any duty upon Landlord or Tenant with respect to the Demised Premises or the use or occupation thereof by Tenant or any of Tenant’s Related Parties, except that Tenant shall not be required to make any structural or non-structural alterations in order so to comply unless such alterations shall be necessitated or occasioned, in whole or in part, (i) subject to the provisions of Article 26(C) of this lease, by the negligence or willful misconduct of Tenant or any person claiming through or under Tenant or any of their servants, employees, contractors, agents, visitors or licensees, (ii) by the specific manner of use or occupancy of the Demised Premises by Tenant, or any such person (other than mere office use), or (iii) in connection with Tenant’s Initial Work or any subsequent Alterations made by or on behalf of Tenant (including, without limitation, the design, implementation or performance thereof and/or the materials used in connection therewith); where, in any of such events, such alterations shall be made by Landlord at Tenant’s sole, but reasonable, cost and expense.  To the extent non-compliance therewith would adversely affect the ability of Tenant to use and enjoy the Demised Premises or reasonable means of access thereto, and provided such compliance is not made the responsibility of Tenant pursuant to the preceding provisions of this Article 15(A), Landlord shall comply with and shall cause the Building, the Demised Premises and the common areas of the Real Property to be in compliance with all mandatory requirements of present and future statutes, laws, ordinances, notices, rules, regulations, orders and directives of all Federal, state, city and municipal authorities applicable to the Building and common areas of the Real Property, including without limitation the Americans with Disabilities Act (ADA).  However, the parties acknowledge and agree that Landlord shall not be responsible for remedying any violation condition existing within the Demised Premises as of the date of this lease if and to the extent same would be rendered moot by the demolition and/or construction aspects of the Tenant’s Initial Work.

(B)           Tenant shall keep or cause the Demised Premises to be kept free of Hazardous Materials (hereinafter defined).  Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable Federal, State and Local laws or regulations, nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or any person or entity claiming through or under Tenant or any of their employees, contractors, agents, visitors or licensees (collectively, “Related Parties”), a release of Hazardous Materials onto the Demised Premises or onto any other property.  Tenant shall comply with and ensure compliance by all Related Parties with all applicable Federal, State and Local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, and ensure that all Related Parties obtain and comply with, any and all approvals, registrations or permits required thereunder.  With respect to Hazardous Materials for which

Tenant is responsible hereunder, Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial removal and other actions necessary to clean up and remove such Hazardous Materials, on, from, or affecting the Demised Premises (a) in accordance with all applicable Federal, State and Local laws, ordinances, rules, regulations, policies, orders and directives, and (b) to the satisfaction of Landlord, and (ii) defend, indemnify, and hold harmless Landlord, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (a) the presence, disposal, release, or threatened release of such Hazardous Materials which are on, from, or affecting the soil, water, vegetation, buildings, personal property, persons, animals, or otherwise; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials; and/or (d) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of Landlord which are based upon or in any way related to such Hazardous Materials, including, without limitation, reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses.  In the event this lease is terminated, or Tenant is dispossessed, Tenant shall deliver the Demised Premises to Landlord in the same environmental condition as it was in when delivered to Tenant.  For purposes of this paragraph, “Hazardous Materials” includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other Federal, State or Local environmental law, ordinance, rule, or regulation.  Landlord’s and Tenant’s obligations under this Article 15 shall survive the expiration or earlier termination of the term of this lease.

(C)           Landlord represents and warrants that, to its knowledge, the Demised Premises are presently free of asbestos and free of Hazardous Materials in violation of applicable law.  In the event that a legal violation involving Hazardous Materials now exists or arises in the future which Tenant is not responsible for under this lease and which materially and adversely affects Tenant’s use of the Demised Premises, Landlord hereby covenants to address such legal violation in the manner required by applicable law.  Notwithstanding the foregoing, if the subject legal violation has been caused by the act or omission of a third party, then Landlord may seek to cause such third party to address such legal violation.  In the event of a legal violation involving Hazardous Materials that was directly caused by the actions of Landlord or Landlord’s employees, Landlord shall defend, indemnify and hold harmless Tenant, its employees, agents, officers and directors from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arising therefrom.

(D)           Tenant represents that, as of the date of this lease, and Tenant covenants that throughout the term of this lease: (i) Tenant is not, and shall not be, an Embargoed Person (hereafter defined); (ii) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (iii) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this lease and performance of the obligations hereunder are or would be blocked or in violation of law; and (iv) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this lease and performance of the obligations hereunder are or would be in violation of law.  “Embargoed Person” means a person, entity or government (x) identified on the Specially Designated Nationals and Blocked Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation, (y) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this lease is or would be in violation of law, and/or (z) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Article 15(D) shall become untrue, Tenant shall within ten (10) days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

END OF TERM
16.           (A)           Upon the expiration or other termination of the Term of this lease, Tenant shall, at its own expense, quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, ordinary wear, tear and damage by fire or other insured casualty excepted, and Tenant shall remove all of Tenant’s Property and shall pay to Landlord the cost to repair all damage to the Demised Premises or the Building occasioned by such removal.  All fixtures, and all paneling, partitions, railings, staircases and like installations, installed in the Demised Premises at any time, either by Tenant or by Landlord on Tenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises.  Unless Landlord issues prior to the Expiration Date a specific written directive (a “Retain Directive”) not to remove a subject Specialty Alteration (hereinafter defined), all Specialty Alterations shall also be removed from the Demised Premises at Tenant’s expense, and the affected area of the Demised Premises containing such Specialty

Alteration shall be returned to its original condition prior to expiration of the Term hereof, at Tenant’s expense.  Notwithstanding anything to the contrary contained in this Article 16 or elsewhere in this lease, Tenant shall not be required to remove any installations, improvements, alterations or additions that are neither Tenant’s Property nor a Specialty Alteration and, moreover, Tenant shall not remove or restore any Specialty Alteration for which Landlord issues a Retain Directive.  For the purposes of this lease, a “Specialty Alteration” shall mean an alteration, installation or addition consisting of kitchens (for food preparation, but specifically excluding non-cooking office pantry areas of the type then customarily found in multi-tenanted, first-class office buildings on Long Island), raised flooring, rolling file systems, safes, vaults, library systems, internal staircases (specifically excluding the internal staircase that currently connects the Plaza Level Office Premises with the Lower Level Storage Space [hereinafter defined], even where such internal staircase is relocated by Landlord in connection with a relocation of the Lower Level Storage Space), dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems (specifically excluding customary data and telecommunications conduits), rooftop antenna and other alterations, installations or additions of a similar character that are not customarily found in office installations in multi-tenanted, first-class office buildings on Long Island (or, if found, are customarily required to be removed by tenants at the end of their respective lease terms).  Notwithstanding the foregoing, Landlord and Tenant hereby expressly acknowledge and agree that private bathrooms (with or without shower facilities) constructed within the Demised Premises shall not constitute Specialty Alterations for purposes of this lease, and, as such, Tenant shall have no obligation to remove any such private bathroom at the end of the Term of this lease.  At the time Tenant requests Landlord’s consent to any Alteration, Tenant may request whether Landlord considers any portion of the proposed Alteration to be a Specialty Alteration, and if Landlord does not identify any portion of the Alteration as a Specialty Alteration, Tenant, at the expiration or earlier termination of this lease, shall not be required to remove or restore the subject Alteration or to restore the Demised Premises to the condition the same were in prior to the making thereof.  Any property required to be removed but not removed from the Demised Premises shall be deemed abandoned by Tenant and may be retained by Landlord, as its property, or disposed of at Tenant’s cost and expense in any manner deemed appropriate by the Landlord.  Notwithstanding the foregoing, in the event that Tenant employs the use of an uninterrupted power supply system or any other battery-based equipment, Tenant shall remove such equipment prior to the expiration of the Term at its sole expense and in compliance with all applicable laws, rules and regulations.  Any expense incurred by Landlord in removing or disposing of such property shall be reimbursed to Landlord by Tenant on demand.  Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover or summary proceeding which Landlord may institute to enforce the foregoing provisions of this Article.  Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the Term of this lease.  If the last day of the Term of this lease or any renewal hereof falls on Sunday or a legal holiday, this lease shall expire on the business day immediately preceding.  Tenant’s obligations under this Article 16 shall survive the Expiration Date or sooner termination of this lease.

(B)           In the event of any holding over by Tenant after the expiration or termination of this lease without the consent of Landlord, Tenant shall:

(i)           pay as holdover rental for each month of the holdover tenancy an amount equal to the greater of (a) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord) or (b) one hundred fifty (150%) percent of the Rent payable by Tenant for the last month prior to the Expiration Date, and otherwise observe, fulfill and perform all of its obligations under this lease, including but not limited to, those pertaining to additional rent, in accordance with its terms; and

(ii)           only to the extent the holdover exceeds sixty (60) days, be liable to Landlord for any payment or rent concession which Landlord may be required to make to any tenant in order to induce such tenant not to terminate an executed lease covering all or any portion of the Demised Premises by reason of the holdover by Tenant.

No holding over by Tenant after the Term shall operate to extend the Term.

The holdover, with respect to all or any part of the Demised Premises, of a person deriving an interest in the Demised Premises from or through Tenant, including, but not limited to, an assignee or subtenant, shall be deemed a holdover by Tenant.

Notwithstanding anything in this Article contained to the contrary, the acceptance of any Rent paid by Tenant pursuant to this Paragraph 16(B), shall not preclude Landlord from commencing and prosecuting a holdover or eviction action or proceeding or any action or proceeding in the nature thereof.  The preceding sentence shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.

Notwithstanding anything contained to the contrary in this lease, except as otherwise set forth in Article 16(B)(ii) above, each of Landlord and Tenant hereby waives any right to recover against the other any indirect, consequential, special, punitive or incidental damages in any cause of action, proceeding or claim arising out of, or in connection with, a holdover by Tenant.

QUIET ENJOYMENT

17.           Landlord covenants and agrees with Tenant that upon Tenant paying the Rent and additional rent and observing and performing all the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises during the Term of this lease without hindrance or molestation by anyone claiming by or through Landlord, subject, nevertheless, to the terms, covenants and conditions of this lease including, but not limited to, Article 22.

SIGNS
18.           (A)           Tenant shall not place any signs or lettering of any nature on or in any window or on the exterior of the Building or elsewhere within the Demised Premises such as will be visible from the street.  Tenant shall not place any sign or lettering in the public corridors or on the doors (except that Landlord will install a Building-standard name plaque, bearing Tenant’s name at the entrance to each component portion of the Demised Premises).  Notwithstanding the foregoing, Tenant may cause to be displayed, in a manner reasonably acceptable to Landlord, Tenant’s business name and logo on any glass (or Herculite) entry doors to any component portion of the Demised Premises.

(B)           Notwithstanding anything to the contrary contained herein, so long as Flushing Bank then continues to lease not less than 80,000 rentable square feet of space on the Plaza Level of the Building (and without regard to whether Flushing Bank or any subtenant or subtenants of Flushing Bank is or are then actually occupying any space in the Building), Tenant shall have the following privileges with respect to signage and name display at the Demised Premises and the Real Property:

(i)           [Intentionally Omitted];

(ii)           Landlord will display a flag (to be provided by Tenant), bearing Tenant’s business name, on an existing flag pole along the entry drive to the Real Property from Glenn Curtis Boulevard;

(iii)           Tenant may either (a) install and display a set of backlit channel letters (each such letter not to exceed 36 inches in height and all such lettering not to collectively exceed 21 feet in total width), collectively displaying Tenant’s business name on the interior side of the exterior glass of that portion of the Plaza Level Office Premises that faces Hempstead Turnpike or (b) install and display a sign monument (not to exceed three [3] feet in height or six [6] feet in width), bearing Tenant’s business name and logo, at that portion of the exterior of the Real Property located between the Plaza Level Office Premises and Hempstead Turnpike (it being acknowledged and agreed that the respective privileges described in clauses (a) and (b) of this Article 18(B)(iii) are mutually exclusive alternatives).

Tenant hereby acknowledges and agrees that the exercise by Tenant of any of the privileges referenced in this Article 18(B) shall be subject to Tenant’s procurement, at Tenant’s sole cost and expense, of all applicable municipal approvals relating thereto (if any).  Tenant further acknowledges and agrees that the particular size, style, design, type and content of any such sign, flag, lettering or other display shall also be subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld or delayed.  Tenant shall be solely responsible for the cost of designing, manufacturing, maintaining, repairing and removing (at the end of the Term or sooner, if the subject privilege hereunder becomes inapplicable during the Term due to Flushing Bank no longer leasing at least 80,000 rentable square feet of space on the Plaza Level of the Building [it being acknowledged and agreed that the question of whether Flushing Bank or any subtenant or subtenants of Flushing Bank is or are then actually occupying any space in the Building will be of no relevance in determining the continued viability of such privilege], a revocation or lapsing of a necessary municipal approval or otherwise) each such sign, flag, set of lettering, monument sign or other means of display referenced herein (as applicable).

RULES AND REGULATIONS

19.           Tenant and Tenant’s agents, employees, visitors, and licensees shall faithfully observe and comply with, and shall not permit violation of, the Rules and Regulations set forth on Schedule C annexed hereto and made part hereof, and with such further reasonable Rules and Regulations as Landlord at any time may make and communicate in writing to Tenant which, in Landlord’s judgment, shall be necessary for the reputation, safety, care and appearance of the Building and the land allocated to it or the preservation of good order therein, or the operation or maintenance of the Building, and such land, its equipment, or the more useful occupancy or the comfort of the tenants or others in the Building.  Landlord shall not be liable to Tenant for the violation of any of said Rules and Regulations, or the breach of any covenant or condition, in any lease by any other tenant in the Building.

RIGHT TO SUBLET OR ASSIGN

20.           (A)           Tenant covenants that it shall not assign this lease nor sublet the Demised Premises or any part thereof by operation of law or otherwise, including, without limitation, an assignment or subletting as defined in (D) below, without the prior written consent of Landlord in each instance, such consent not to be unreasonably withheld or delayed.  Tenant may assign this lease or sublet all or a portion of the Demised Premises with Landlord’s written consent, provided:

(i)           That such assignment or sublease is for a use which is in compliance with this lease and the then existing zoning regulations and the Certificate of Occupancy;

(ii)           That, at the time of such assignment or subletting, there is no Event of Default under the terms of this lease on the Tenant’s part;

(iii)           That, in the event of an assignment, the assignee shall assume in writing the performance of all of the terms and obligations of the within lease;

(iv)           That a duplicate original of said assignment or sublease shall be delivered by certified mail, hand delivery or nationally recognized overnight courier to the Landlord at the address herein set forth within ten (10) days from the said assignment or sublease and within ninety (90) days of the date that Tenant first advises Landlord of the name and address of the proposed subtenant or assignee, as required pursuant to subparagraph (B) hereof;

(v)           Such assignment or subletting shall not, however, release the within Tenant or any successor tenant or any guarantor from their liability for the full and faithful performance of all of the terms and conditions of this lease;

(vi)           If this lease is assigned, whether or not in violation of the provisions of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof is sublet or is used or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the rents herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Article, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this lease. The consent by Landlord to assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article. References in this lease to use or occupancy by others, that is anyone other than Tenant, shall not be construed as limited to subtenants and those claiming under or through sub-tenants but as including also licensees and others claiming under or through Tenant, immediately or remotely;

(vii)           That, in the event Tenant shall request Landlord’s consent to a proposed assignment of this lease or proposed sublease of all or a portion of the Demised Premises, Tenant shall pay or reimburse to Landlord the reasonable attorney fees incurred by Landlord in processing such request;

(viii)           Tenant has not and shall not (a) publicize the availability of the Demised Premises, or (b) list the Demised Premises to be assigned or sublet with a broker, agent or other entity or otherwise offer the Demised Premises for subletting at a rental rate of less than the aggregate fixed rent and additional rent at which Landlord is then offering to lease other space in the Building, determined as though the Demised Premises were vacant and in their then “as is” condition, and taking into account the length of the term of the proposed sublease and the location of the Demised Premises in the Building; and

(ix)           That each sublease shall be subject and subordinate to this lease and to the matters to which this lease is or shall be subordinate, it being the intention of Landlord and Tenant that Tenant shall assume and be liable to Landlord for any and all acts and omissions of all subtenants and anyone claiming under or through any subtenants which, if performed or omitted by Tenant, would be a default under this lease; and Tenant and each subtenant shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, (c) bound by any previous modification of such sublease not consented to by Landlord, or by any prepayment of more than one month’s rent and additional rent under such sublease, (d) bound to return such subtenant’s security deposit, if any, except to the extent that Landlord shall receive actual possession of such deposit and such subtenant shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (e) obligated to make any payment to or on behalf of such subtenant, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord’s obligations under this Lease.  The provisions of this Article 20(A)(ix) shall be self-operative, and no further instrument shall be required to give effect hereto, provided that the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

(B)           Notwithstanding anything contained in this Article 20 to the contrary, no assignment of this lease or subletting, in the aggregate, of more than eighty (80%) percent of the usable area of the Demised Premises shall be made by Tenant in any event until Tenant has offered to terminate this lease as of the last day of any calendar month during the Term hereof and to vacate and surrender the Demised Premises to Landlord on the date fixed in the notice served by Tenant upon Landlord (which date shall be prior to the date of such proposed assignment or the commencement date of such proposed lease).  Simultaneously with said offer to terminate this lease, Tenant shall advise the Landlord, in writing, of the name and address of the proposed assignee or subtenant, a reasonably detailed statement of the proposed subtenant/assignee’s business (which must be of a character and use consistent with other tenants in the Building), reasonably detailed financial references, and all the terms, covenants, and conditions of the proposed sublease or assignment.  Landlord hereby acknowledges and agrees that Tenant shall not be required to have consummated a formal assignment agreement or formal sublease agreement prior to delivering the aforesaid offer to terminate this lease.  If Landlord does not issue a written notice of acceptance of Tenant’s offer to terminate this lease within ten (10) business days after receipt thereof from Tenant, then Landlord shall be deemed to have elected not to accept such offer.

(C)           Tenant, without Landlord’s consent (but upon prior written notice to Landlord), may assign or transfer its entire interest in this lease and the leasehold estate hereby created to an “affiliate” of Tenant or to a “successor corporation” of Tenant, as such terms are hereinafter defined, provided that (i) an Event of Default under this Lease shall not then exist; (ii) the assignee agrees, in a signed writing in form and substance acceptable to Landlord, to assume all obligations and liabilities of Tenant under this lease; and (iii) the assignor shall not be released or relieved from or of any liabilities or obligations of Tenant under this lease, whether relating to actions, omissions or events occurring prior to or after the effective date of the assignment.  An “affiliate” of Tenant shall mean any corporation which directly or indirectly controls or is controlled by or is under common control with Tenant. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) as used with respect to any corporation, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, or by contract or otherwise.  A “successor corporation” shall mean (a) a corporation into which or with which Tenant, its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations, provided that by operation of law or by effective provisions contained in the instruments of merger or consolidation the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation surviving such merger or consolidation, or (b) a corporation acquiring this lease and the term hereby demised, the goodwill and all or substantially all of the other property and assets of Tenant, its corporate successors or assigns, and assuming all or substantially all of the liabilities of Tenant, its corporate successors and assigns, or (c) any corporate successor to a successor corporation becoming such by either of the methods described in Clauses (a) and (b); provided that, immediately after giving effect to any such merger or consolidation, or such acquisition and assumption as the case may be, the corporation surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the case may be, shall have assets, capitalization, and a net worth as determined in accordance with generally accepted principles of accounting at least to Fifty Million Dollars ($50,000,000). The acquisition by Tenant, its corporate successors or assigns, of all or substantially all of the assets, together with the assumption of all or substantially all of the obligations and liabilities of any corporation, shall be deemed to be a merger of such corporation into Tenant for the purpose of this provision.  As used in this provision, the words “corporation”, “corporate” and similar words shall include other business forms such as limited liability companies, and the words “voting stock” and “voting securities” shall include other forms of ownership such as limited liability company membership interests.

(D)           For purposes of this Article 20, but subject to Article 20(C), (i) the transfer of a majority of the issued and outstanding capital stock of any corporate tenant, or of a corporate subtenant, or the transfer of a majority of the total equitable ownership interests in any tenant or subtenant of another business form, however accomplished, whether in a single transaction or in a series of related or unrelated transactions, shall be deemed an assignment of this lease, or of such sublease, as the case may be; (ii) any person or legal representative of Tenant, to whom Tenant’s interest under this lease passes by operation of law or otherwise, shall be bound by the provisions of this Article 20; and (iii) a modification or amendment of a sublease shall be deemed a sublease.

(E)           Whenever Tenant shall claim under this Article or any other part of this lease that Landlord has unreasonably withheld or delayed its consent to some request of Tenant, Tenant shall have no claim for damages by reason of such alleged withholding or delay, and Tenant’s sole remedy thereof shall be a right to obtain specific performance or injunction but in no event with recovery of damages.

(F)           Tenant shall not mortgage, pledge, hypothecate or otherwise encumber its interest under this lease without Landlord’s prior written consent.

(G)           Without affecting any of its other obligations under this lease, except with respect to any permitted assignment or subletting under Article 20(C) hereof, Tenant will pay to Landlord, as additional rent, one-half (50%) of any sums or other economic consideration, which (i) are due and payable to Tenant as a result of any permitted assignment or subletting whether or not referred to as rentals under the assignment or sublease (after deducting therefrom the reasonable costs and expenses incurred by Tenant in connection with the assignment or subletting in question); and (ii) with respect to a sublease only, exceed in total the sums which Tenant is obligated to pay Landlord under this lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such assignment or sublease), it being the express intention of the parties that Landlord and Tenant shall share equally in any profit by reason of such sublease or assignment.  The failure or inability of the assignee or subtenant to pay rent pursuant to the assignment or sublease will not relieve Tenant from its obligations to Landlord under this Article 20(G).  Tenant will not amend the assignment or sublease in such a way as to reduce or delay payment of amounts which are provided in the assignment or sublease approved by Landlord.

(H)           Landlord agrees that it shall not unreasonably withhold its consent to a subletting or assignment in accordance with the terms of this Article 20.  In determining reasonableness, there shall be taken into account the character and reputation of the proposed subtenant or assignee, the specific nature of the proposed subtenant’s or assignee’s business and whether same is in keeping with other tenancies in the Building; the financial standing of the proposed subtenant or assignee; and the impact of all of the foregoing upon the Building and the other tenants of Landlord therein.  Landlord shall not be deemed to have unreasonably withheld its consent if it refuses to consent to a subletting or assignment to an existing tenant in any building which is owned or operated by Landlord or its affiliate or to a proposed subtenant or assignee with whom Landlord or any such affiliate is negotiating (or had been negotiating within the preceding year), or, if at the time of Tenant’s request, there then exists an Event of Default on the part of Tenant under this lease.  At least thirty (30) days prior to any proposed subletting or assignment, Tenant shall submit to Landlord a written notice of the proposed subletting or assignment, which notice shall contain or be accompanied by the following information:

(i)           the name and address of the proposed subtenant or assignee;

(ii)   the nature and character of the business of the proposed subtenant or assignee and its proposed use of the premises to be demised;

(iii)           the most recent three (3) years of balance sheets and profit and loss statements of the proposed subtenant or assignee or other financial information reasonably satisfactory to Landlord; and

(iv)           such shall be accompanied by a copy of the proposed sublease or assignment of lease.

(I)           Without limiting the right of Landlord to withhold its consent to any proposed assignment of this lease or subletting of all or any portion of the Demised Premises, Tenant specifically acknowledges and agrees that it and anyone holding through Tenant shall not sublet or assign all or any portion of the Demised Premises to any subtenant or assignee who will use the Demised Premises or a portion thereof for any of the following designated uses nor for any other use which is substantially similar to any one of the following designated uses:

(i)           federal, state or local governmental division, department or agency which generates heavy public traffic, including, without limitation, court, social security offices, labor department office, drug enforcement agency, motor vehicle agency, postal service, military recruitment office;

(ii)           union or labor organization;

(iii)           office for the practice of medicine, dentistry or the rendering of other health related services;

(iv)           chemical or pharmaceutical company, provided, however, that the subletting or assignment to such a company which will use the premises only for executive, general and sales offices and waive the right to conduct any research and development shall not be prohibited;

(v)           insurance claims office, including, but not limited to, unemployment insurance or worker’s compensation insurance; or

(vi)           securities brokerage firm engaged in a Boiler Room Operation (hereinafter defined).  The parties acknowledge and agree that, for purposes of this lease, Tenant shall be deemed to be engaged in a “Boiler Room Operation” where any of the following is true: (a) the majority of the securities sold or purchased, or solicited for offers of sale or purchase, in connection with Tenant’s business at the Demised Premises are so-called “penny stocks”; (b) the population density of the Demised Premises is greater than one (1) person per 150 square feet of rentable area of the Demised Premises; or (c) Tenant is subject to the requirements of the National Association of Securities Dealers (NASD) “Taping Rule” (i.e., NASD Rule 3010).

LANDLORD’S ACCESS TO PREMISES

21.           (A)           Landlord or Landlord’s agents shall have the right to enter and/or pass through the Demised Premises at all reasonable times on reasonable notice, except in an emergency, to examine the same, and to show them to ground lessors, prospective purchasers or lessees or mortgagees of the Building, and to make such repairs, improvements or additions as Landlord may deem necessary or desirable, and Landlord shall be allowed to take all material into and upon and/or through said Demised Premises that may be required therefor.  During the twelve (12) months prior to the expiration of the Term of this lease, or any renewal term, Landlord may, on reasonable notice, exhibit the Demised Premises to prospective tenants or purchasers at all reasonable hours and without unreasonably interfering with Tenant’s business.  If Tenant shall not be personally present to open and permit an entry into said premises at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or forcibly, without rendering Landlord or such agent liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property).  In exercising any right of access to the Demised Premises, Landlord shall use commercially reasonable efforts to minimize the scope and duration of any interference with the operation of Tenant’s business in the Demised Premises that may result from such exercise; provided, however, that the foregoing shall not be construed as to obligate Landlord to employee overtime labor the exercise of such access unless Tenant agrees to directly reimburse Landlord for the additional costs associated therewith.  Also in exercising any right of access to the Demised Premises, Landlord shall reasonably cooperate with Tenant’s reasonable security requirements.  Without limiting the generality of the foregoing, Tenant may require that, in making any non-emergency entry upon the Demised Premises, the subject representative of Landlord must be accompanied by a designated representative of Tenant while within the Demised Premises.  Also without limiting the generality of the foregoing, Tenant shall have the right and option of designating certain secure areas within the Demised Premises, access to which by Landlord, its agents or contractors would be strictly prohibited except in the event of an emergency (it being agreed that Landlord shall have no obligation to provide janitorial services to any such secure area designated by Tenant).

(B)           Landlord shall also have the right, at any time, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building, provided, however, that Landlord shall make no change in the arrangement and/or location of entrances or passageways or other public parts of the Building which will adversely affect in any material manner Tenant’s use and enjoyment of the Demised Premises.  Landlord shall also have the right, at any time, to name the Building, including, but not limited to, the use of appropriate signs and/or lettering on any or all entrances to the Building, and to change the name, number or designation by which the Building is commonly known.

(C)           Neither this lease nor any use by Tenant shall give Tenant any right or easement to the use of any door or passage or concourse connecting with any other building or to any public conveniences, and the use of such doors and passages and concourse and of such conveniences may be regulated and/or discontinued at any time and from time to time by Landlord without notice to Tenant.

(D)           The exercise by Landlord or its agents of any right reserved to Landlord in this Article shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord, or its agents, or upon any lessor under any ground or underlying lease, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

SUBORDINATION

22.           (A)           This lease and all rights of Tenant hereunder are, and shall be, subject and subordinate in all respects to all ground leases and/or underlying leases and to all mortgages and building loan agreements which may now or hereafter be placed on or affect such leases and/or the Real Property of which the Demised Premises form a part, or any part or parts of such Real Property, and/or Landlord’s interest or estate therein, and to each advance made and/or hereafter to be made under any such mortgages, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor.  This Section A shall be self-operative and no further instrument of subordination shall be required.  In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate that Landlord and/or any mortgagee and/or the lessor under any ground or underlying lease and/or their respective successors in interest may request.

(B)           Without limitation of any of the provisions of this lease, in the event that any mortgagee or holder of any security instrument (“Successor Landlord”) or its assigns shall succeed to the interest of Landlord or of any successor-Landlord and/or shall have become lessee under a new ground or underlying lease, then, at the option of such mortgagee, this lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or its assigns and to recognize such mortgagee or its respective assigns as its Landlord; provided, however, that such Successor Landlord or successor in interest shall not be bound by (i) any payment of Rents, charges or any other rents for more than one (1) month in advance except prepayments in the nature of security for the performance by Tenant of its obligations under this lease, (ii) any amendment or modification of this lease, or any waiver of the terms of this lease, made without the written consent of such Successor Landlord (provided that such Successor Landlord is listed as a notice party in this lease or in an applicable SNDA [hereinafter defined] to which Tenant is a party) unless the same is permitted pursuant to the terms of the subject mortgage and related loan documents, (iii) any offset right that Tenant may have against any former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by a former Landlord that occurred before the date of attornment.  The foregoing shall not limit either (1) Tenant’s right to exercise against Successor Landlord any offset right otherwise available to Tenant because of events occurring after the date of attornment or (2) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under this lease; (iv) any obligation (1) to pay Tenant any sum(s) that any former Landlord owed to Tenant unless such sums, if any, shall have actually been delivered to Successor Landlord by way of an assumption of escrow accounts or otherwise; (2) with respect to any security deposited with a former Landlord, unless such security was actually delivered to such Successor Landlord; (3) to commence or complete any initial construction of improvements in the Demised Premises or any expansion or rehabilitation of existing improvements thereon; (4) to reconstruct or repair improvements following a fire, casualty or condemnation; or (5) arising from representations and warranties related to a former Landlord; or (v) any consensual or negotiated surrender, cancellation, or termination of this lease, in whole or in part, agreed upon between former Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of this lease or consented to in writing by Successor Landlord.  Upon request by such Successor Landlord, whether before or after the enforcement of its remedies, Tenant shall execute and deliver an instrument or instruments confirming and evidencing the attornment herein set forth, and in the event that Tenant fails to do so within ten (10) days after written request, Tenant hereby irrevocably appoints Landlord as Tenant’s agent and attorney-in-fact for the purpose of executing, acknowledging and delivering any such instruments and certificates.  In the event of any conflict between the provisions of this Article 22(B) and the provisions of an applicable SNDA, the provisions of the applicable SNDA shall control.

(C)           Tenant shall, at any time and from time to time, within ten (10) days after Landlord’s request therefor, execute and deliver to Landlord a statement in writing (i) certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modification); (ii) certifying the dates to which the Rent, additional rent and other charges have been paid; (iii) certifying whether any installments of Rent, additional rent or other charges under this lease have been paid more than thirty (30) days in advance; (iv) stating whether or not Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this lease, and if so, specifying each such default; (v) confirming the Rent Commencement Date and the scheduled Expiration Date under this lease; (vi) setting forth the amount of the Security Deposit then being held by Landlord, if any; (vii) certifying the amount of the then-current monthly Rent payments under this lease; (viii) certifying the terms of any remaining options of Tenant under this lease, including, to the extent applicable, any renewal, expansion (which, for purposes of this clause, shall be deemed to include any right of first refusal, right of offer and similar right to lease additional space), relocation, partial surrender, cancellation, purchase and similar options, if any; (ix) certifying that this lease has not been assigned by Tenant (or if any assignment has occurred, setting forth the date and material terms of such assignment and the identity of the parties thereto); (x) certifying that Tenant then occupies the entire Demised Premises and that no portion thereof has been sublet to any person or entity (or if any subletting has occurred, setting forth the date and material terms of such sublease and the identity of the parties thereto); and (xi) containing such other information as to the status of this lease as Landlord shall reasonably request. Tenant hereby acknowledges that the statement delivered pursuant hereto may be relied upon by any prospective purchaser or lessee of the Real Property or any interest or estate therein, any mortgagee or prospective mortgagee thereof, or any prospective assignee of any mortgage thereof.  If, in connection with obtaining financing for the Real Property, a banking, insurance or other recognized institutional lender shall request reasonable modifications in this lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereof, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created.  If, in connection with such financing, such institutional lender shall require financial audited information on the Tenant, Tenant shall promptly comply with such request by providing the most current available prepared financial audited information.

(D)           The Tenant covenants and agrees that if by reason of a default under any underlying lease (including an underlying lease through which the Landlord derives its leasehold estate in the Demised Premises), such underlying lease and the leasehold estate of the Landlord in the Demised Premises is terminated, provided notice has been given to the Tenant and leasehold mortgagee, the Tenant will attorn to the then holder of the reversionary interest in the Demised Premises or to anyone who shall succeed to the interest of the Landlord or to the lessee of a new underlying lease entered into pursuant to the provisions of such underlying lease, and will recognize such holder and/or such lessee as the Tenant’s landlord under this lease.  The Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the lessor under any such underlying lease, any instrument which may be necessary or appropriate to evidence such attornment.  The Tenant further waives the provision of any statute or rule of law now or hereafter in effect which may give or purport to give the Tenant any right of election to terminate this lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the lessor under any underlying lease to terminate the same, and agrees that unless and until any such lessor, in connection with any such proceeding, shall elect to terminate this lease and the rights of the Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.  In the event of any conflict between the provisions of this Article 22(D) and the provisions of an applicable SNDA, the provisions of the applicable SNDA shall control.

(E)           Provided that such Lienholder (as defined herein) is listed as a notice party to this Lease or in an applicable SNDA, Tenant will give the owners or holders of any mortgage, deed of trust or security agreement (“Lienholder”), by registered mail, a copy of any notice of default Tenant serves on Landlord which could result in a right of termination under this lease or could result in the exercise by Tenant of any abatement right or right of offset, provided that Landlord or Lienholder previously notified Tenant (by way of notice of assignment of rents and leases or otherwise) of the address of Lienholder.  Tenant further agrees that if Landlord fails to cure such default within the time provided for in this lease, then Tenant will provide written notice of such failure to Lienholder and Lienholder will have an additional thirty (30) days within which to cure the default.  Lienholder shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lienholder agrees or undertakes otherwise in writing. If the default cannot be cured within the additional thirty (30) day period, then Lienholder will have such additional time as may be necessary to effect the cure if, within the thirty (30) day period, Lienholder has commenced and is diligently pursuing the cure (including without limitation commencing foreclosure proceedings if necessary to effect the cure).  In the event of any conflict between the provisions of this Article 22(E) and the provisions of an applicable SNDA, the provisions of the applicable SNDA shall control.

(F)           Within thirty (30) days following the full execution and delivery of this lease, Landlord shall cause the current mortgagee of Landlord’s interest in the Building to offer to enter into with Tenant a subordination, non-disturbance and attornment agreement (“SNDA”), on such mortgagee’s standard form.  Landlord will pay the initial processing fee imposed by the mortgagee in connection with the issuance of such SNDA, but Tenant shall be solely responsible for the payment of any attorneys’ fees and similar charges imposed by Landlord’s mortgagee (or its counsel) in connection with the negotiation of such an SNDA.  In the event Landlord is unable to obtain from its current mortgagee an SNDA in favor of Tenant, this lease shall continue in full force, pursuant to all of its terms (including, without limitation, those terms set forth in Articles 22(A) through 22(E), above).  Also, in connection with any new mortgage that may be hereafter granted by Landlord, Landlord shall cause such future mortgagee of Landlord’s interest in the Building to then offer to enter into with Tenant an SNDA, on such mortgagee’s standard form.  However, in the event Landlord is unable to obtain from any future mortgagee an SNDA in favor of Tenant, this lease shall continue in full force, but Tenant’s leasehold interest derived through this lease shall not be subordinate to the lien of such future mortgage.  In the event of any conflict or inconsistency between the provisions of this lease and the provisions of a valid, fully-executed SNDA, the provisions of the valid, fully-executed SNDA shall control as between the parties to that SNDA.

PROPERTY LOSS, DAMAGE REIMBURSEMENT

23.           Landlord or its agents shall not be liable for any damages to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise, unless resulting from the negligence or willful misconduct of Landlord or its agents, servants or employees (subject, however, to the provisions of this lease relating to waivers of claims and waivers of subrogation and further subject to the provisions of Articles 16(B) and 33 (regarding limitations on damages)).  Landlord or its agents shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatsoever nature, unless caused by or due to the negligence of Landlord, its agents, servants or employees; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work; nor shall Landlord be liable for any latent defect in the Demised Premises or in the Building (provided, however, that if the subject latent defect has a material adverse impact upon the ability of Tenant to use and enjoy the Demised Premises, then Landlord shall use commercially reasonable efforts to promptly cure the same at no cost to Tenant [except if an to the extent same was caused by or related to the design or performance of the Tenant’s Initial Work or any subsequent Alteration made by or on behalf of Tenant]).  If at any time any windows of the Demised Premises are temporarily closed or darkened incident to or for the purpose of repairs, replacements, maintenance and/or cleaning in, on, to or about the Building or any part or parts thereof, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.  Tenant shall reimburse and compensate Landlord as additional rent for all expenditures (including, without limitation, reasonable attorneys’ fees) made by, or damages or fines sustained or incurred by, Landlord due to non-performance or non-compliance with or breach or failure to observe any term, covenant or condition of this lease upon Tenant’s part to be kept, observed, performed or complied with.  Tenant shall give immediate notice to Landlord in case of fire or accidents in the Demised Premises or in the Building or of defects therein or in any fixtures or equipment.

TENANT’S INDEMNITY

24.           Tenant shall indemnify and save harmless Landlord and Landlord’s Others In Interest (hereinafter defined) against and from any and all claims by or on behalf of any person or persons, firm or firms, corporation or corporations (including Landlord) arising from the conduct or management of or from any work or other thing whatsoever done (other than by Landlord or its contractors or the agents or employees of either) in and on the Demised Premises during any period of occupancy by Tenant including, without limitation, the Term of this lease and during the period of time, if any, prior to the specified commencement date that Tenant may have been given access to the Demised Premises for the purpose of making installations, and will further indemnify and save harmless Landlord and Landlord’s Others In Interest against and from any and all claims or losses arising from any condition of the Demised Premises or Tenant’s occupancy thereof due to or arising from any act or omissions or negligence of Tenant or any of its agents, contractors, servants, employees, licensees or invitees and against and from all costs, expenses, and liabilities incurred in connection with any such claim or loss or action or proceeding brought thereon (including reasonable attorney fees and costs); and in case any action or proceeding be brought against Landlord by reason of any such claim or loss, Tenant, upon notice from Landlord or Landlord’s Others In Interest, agrees that Tenant, at Tenant’s expense, will resist or defend such action or proceeding and will employ counsel therefor reasonably satisfactory to Landlord.  Without limiting the generality of the foregoing, the indemnification obligations of Tenant under this lease shall specifically extend to any and all claims, causes of action, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or relating to any death, bodily injury or property damage purportedly occurring within, from or about the retail bank branch, if any, operated by Tenant at the Plaza Level Bank Branch Premises or the ATM’s operated by Tenant anywhere in the Building.  As used throughout this lease, the term “Landlord’s Others In Interest” shall mean the owner of the Real Property (if other than Landlord), Landlord’s managing agent, Landlord’s asset manager and the holder of any mortgage on the Building or Real Property. Tenant’s obligations under this Article 24 shall survive the expiration or earlier termination of the Term of this lease.

DESTRUCTION - FIRE OR OTHER CASUALTY

25.           (A)           If the Demised Premises or any part thereof shall be damaged by fire or other casualty, then Tenant shall give prompt notice thereof to Landlord and Landlord shall proceed with reasonable diligence to repair or cause to be repaired such damage.  The Rent and all additional rent shall be abated to the extent that the Demised Premises shall have been rendered untenantable, such abatement to be from the date of such damage or destruction to the date the Demised Premises shall be substantially repaired or rebuilt, in proportion which the area of the part of the Demised Premises so rendered untenantable bears to the total area of the Demised Premises.

(B)           (i)           If thirty (30%) percent or more of the usable area of the Demised Premises is damaged or otherwise rendered long-term unusable by fire or other casualty occurring during the last eighteen (18) months of the Term, then Tenant shall have the right and option to terminate this lease as of the date of the casualty, which option shall be exercised by Tenant, if at all, by written notice to Landlord given within thirty (30) days following the date of the subject fire or other casualty.  If thirty (30%) percent or more of the usable area of the Demised Premises is damaged or otherwise rendered long-term unusable by fire or other casualty occurring at any other time during the Term, then within ninety (90) days following the date of the subject fire or other casualty, Landlord shall advise Tenant of Landlord’s contractor’s estimate as to the time that will be required to substantially complete Landlord’s restoration obligations with respect to the Demised Premises.  If such estimated time exceeds twelve (12) months from the date of the casualty, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within fifteen (15) days following the date on which Landlord first advises Tenant of Landlord’s contractor’s estimate.  In addition, in such event, and without regard to such estimated time for restoration, if Landlord has not actually substantially completed its restoration obligations with respect to the Demised Premises by the date (the “Trigger Date”) that is twelve (12) months following the date of occurrence of the subject fire or other casualty, then Tenant shall have the right to terminate this lease by written notice delivered to Landlord within fifteen (15) days following the Trigger Date.  In the case of proper exercise of any termination right afforded to Tenant under this Article 25(B)(i), this lease shall terminate as of the date of delivery of such written notice by Tenant, and neither party shall have any further obligation or liability to the other hereunder (except for obligations or liabilities previously accrued which remain unsatisfied).

(ii)           If thirty (30%) percent or more of the usable area of the Plaza Level Bank Branch Premises is damaged or otherwise rendered long-term unusable by fire or other casualty occurring during the last eighteen (18) months of the Term (where such fire or other casualty does not damage or render long term unusable the balance of the Demised Premises), then Tenant shall have the right and option to terminate this lease, solely as it relates to the Plaza Level Bank Branch Premises, as of the date of the casualty, which option shall be exercised by Tenant, if at all, by written notice to Landlord given within thirty (30) days following the date of the subject fire or other casualty.  If thirty (30%) percent or more of the usable area of the Plaza Level Bank Branch Premises is damaged or otherwise rendered long-term unusable by fire or other casualty occurring at any other time during the Term (where such fire or other casualty does not damage or render long term unusable the balance of the Demised Premises), then within ninety (90) days following the date of the subject fire or other casualty, Landlord shall advise Tenant of Landlord’s contractor’s estimate as to the time that will be required to substantially complete Landlord’s restoration obligations with respect to the Plaza Level Bank Branch Premises.  If such estimated time exceeds twelve (12) months from the date of the casualty, then Tenant shall have the right to terminate this lease (solely as it relates to the Plaza Level Bank Branch Premises) by written notice delivered to Landlord within fifteen (15) days following the date on which Landlord first advises Tenant of Landlord’s contractor’s estimate.  In addition, in such event, and without regard to such estimated time for restoration, if Landlord has not actually substantially completed its restoration obligations with respect to the Plaza Level Bank Branch Premises by the date (the “PLBBP Trigger Date”) that is twelve (12) months following the date of occurrence of the subject fire or other casualty, then Tenant shall have the right to terminate this lease (solely as it relates to the Plaza Level Bank Branch Premises) by written notice delivered to Landlord within fifteen (15) days following the PLBBP Trigger Date.  In the case of proper exercise of any termination right afforded to Tenant under this Article 25(B)(ii), this lease shall be deemed to have been modified and amended so as to terminate the leasehold interest of Tenant solely as it relates to the Plaza Level Bank Branch Premises, as of the date of delivery of such written notice by Tenant, and neither party shall have any further obligation or liability to the other hereunder with respect to the Plaza Level Bank Branch Premises (except for obligations or liabilities previously accrued which remain unsatisfied), and the Rent payable for the Demised Premises shall be reduced on a pro rata basis (taking into account the respective deemed rentable areas of the Plaza Level Bank Branch Premises, individually, and the Demised Premises, as a whole) so as to account for the removal of the Plaza Level Bank Branch Premises from the Demised Premises hereunder.  In such event, at the request of either party, Landlord and Tenant shall enter into an amendment of this lease so as to confirm by express written agreement the effect of the aforesaid lease modifications.

(C)           If the Demised Premises shall be totally damaged or rendered wholly untenantable by fire or other casualty or if the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in Landlord’s opinion, be required (whether or not the Demised Premises shall have been damaged by such fire or other casualty), then in any of such events Landlord may, at its option, terminate this lease and the Term and estate hereby granted, by giving Tenant thirty (30) days’ notice of such termination within ninety (90) days after the date of such damage.  In the event that such notice of termination shall be given, this lease and the Term and estate hereby granted, shall terminate as of the date provided in such notice of termination (whether or not the Term shall have commenced) with the same effect as if that were the Expiration Date, and the Rent and additional rent shall be apportioned as of such date or sooner termination and any prepaid portion of Rent and additional rent for any period after such date shall be refunded by Landlord to Tenant.

(D)           Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage by fire or other casualty or the repair thereof.  Landlord will not carry insurance of any kind on Tenant’s property, and Landlord shall not be obligated to repair any damage thereto or replace the same.

(E)           This lease shall be considered an express agreement governing any case of damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence of such express agreement, and any other law of like import now or hereafter enacted, shall have no application in such case.

INSURANCE

26.           (A)           Tenant shall not do anything, or suffer or permit anything to be done, in or about the Demised Premises which shall (i) invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building or any property located therein, or (ii) result in a refusal by fire insurance companies of good standing to insure the Building or any such property in amounts reasonably satisfactory to Landlord, or (iii) subject Landlord to any liability or responsibility for injury to any person or property by reason of any activity being conducted in the Demised Premises or (iv) cause any increase in the fire insurance rates applicable to the Building or equipment or other property located therein at the beginning of the Term or at any time thereafter.  Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the New York Board of Fire Underwriters and the ISO Insurance Rating Organization, Inc. or any similar body.

(B)           If, by reason of any act or omission on the part of Tenant, the rate of fire insurance with extended coverage on the Building or equipment or other property of Landlord or any other tenant or occupant of the Building shall be higher than it otherwise would be, Tenant shall reimburse Landlord and all such other tenants or occupants, on demand, for the part of the premiums for fire insurance and extended coverage paid by Landlord and such other tenants or occupants because of such act or omission on the part of Tenant.

(C)           In the event that any dispute should arise between Landlord and Tenant concerning insurance rates, a schedule or make up of insurance rates for the Building or the Demised Premises, as the case may be, issued by the ISO Insurance Rating Organization, Inc. or other similar body making rates for fire insurance and extended coverage for the Demised Premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates with extended coverage then applicable to such Premises.

(D)           Tenant shall, at its own cost and expense, obtain and maintain in full force and effect during the Term of this lease:

(i)           Commercial General Liability insurance on an occurrence basis against claims for Bodily Injury, including death arising therefrom, Personal Injury, Property Damage occurring in or about the Demised Premises or the Real Property under which Tenant is named as the insured and Landlord, Landlord’s managing agent, any ground lessors, any mortgagees and any other parties whose names shall have been furnished by Landlord to Tenant from time to time are included as additional insureds, by policy endorsement if necessary.  Tenant’s Commercial General Liability shall be primary, in all respects, without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent or any Lessors or Mortgagees named as additional insureds.  Such Commercial General Liability insurance shall include Contractual Liability to insure Tenant’s indemnification obligations set forth in this lease.  The minimum limits of liability shall be a combined single limit with respect to each occurrence in an amount of not less than $5,000,000.00; said limit may be obtained by use of follow-form excess or Umbrella liability policies; provided, however, that Landlord may require Tenant to increase such insurance, from time to time, so as to equal the amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in the vicinity of the Demised Premises.  If Tenant’s Commercial General Liability insurance covers more than one location the policy providing this coverage shall be written with a “per location” aggregate limit.

(ii)           Property Insurance insuring Tenant’s property and all additions, alterations, improvements or betterments to the Demised Premises for the full replacement cost thereof.  Property Insurance shall be written to provide Special Form “all risk” perils insuring Tenant’s property.  Property insurance shall be written with a deductible of no greater than $10,000 each loss.  Tenant shall insure Business Income/Extra Expense in an amount sufficient to provide for at least twelve (12) months of loss of income and estimated extra expenses.

(iii)           Worker’s Compensation insurance covering all of Tenant’s employees and any other insurance required by law.

(iv)           If Tenant undertakes an Alteration, then any and all contractors and subcontractors engaged by Tenant shall be required to provide certificates of insurance giving evidence of (a) Commercial General Liability, in an insurer reasonably acceptable to Landlord with limits of no less than those required of the Tenant, and that Landlord, Landlord’s managing agent, any ground lessors, any mortgagees and any other parties whose names shall have been furnished by Landlord to Tenant from time to time are included as additional insureds, by policy endorsement if necessary, and (b) Worker’s Compensation insurance covering all employees of such contractor or subcontractor.  No contractor or subcontractor of Tenant is permitted to begin work on or at the Demised Premises until an insurance certificate, indicating inclusion of required additional insureds, shall have been delivered to and accepted by Landlord.

(E)           All insurance to be carried by Tenant (i) shall be obtained from companies licensed as Admitted insurers in the state where the Demised Premises is located and rated “A-, IX”, or better, in the current edition of Best’s Key Rating Guide, and (ii) may be maintained under blanket policies of insurance provided the coverage afforded will not be reduced from that required hereunder by the use of a blanket policy.  Tenant shall provide evidence of required insurance to Landlord in the form of Certificate(s) of Insurance.  Tenant is responsible to provide to Landlord evidence of renewals of required insurance ten (10) days prior to expiration of each such policy.  Tenant shall endeavor, at no additional cost to Tenant, to cause the carrier of each insurance policy required to be maintained by Tenant pursuant to this lease to agree (by endorsement, if necessary) to provide not less than ten (10) days’ advance written notice to Landlord of cancellation of the subject insurance policy.  Whether or not Tenant is successful in causing its carrier to so agree, Tenant shall provide Landlord with immediate written notice of the cancellation of any insurance policy required to be maintained by Tenant pursuant to this lease.

(F)           Landlord and Tenant hereby mutually waive any rights of recovery or subrogation against each other (including their employees, officers, directors, agents or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment and any other personal property to the extent covered by the property insurance required above.  If the property insurance purchased by Tenant as required above does not expressly allow the insured to waive rights of subrogation prior to a loss, Tenant shall cause the property policy to be endorsed with a waiver of subrogation as required above.

(G)           All insurance coverage shall be provided in compliance with the requirements herein and shall contain no non-standard, special, and/or unusual exclusions or restrictive endorsements without the prior written consent of Landlord.

EMINENT DOMAIN

27.           (A)           In the event that the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title.  In the event that only a part of the Demised Premises shall be so condemned or taken, then effective as of the date of vesting of title, the Rent and additional rent hereunder shall be abated in an amount thereof apportioned according to the area of the Demised Premises so condemned or taken.  In the event that only a part of the Building shall be so condemned or taken, then (i) Landlord (whether or not the Demised Premises be affected) may, at its option, terminate this lease and the Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date on which Landlord shall have received notice of vesting of title, and (ii) if such condemnation or taking shall be of a substantial part of the Demised Premises, more than thirty (30%) percent of the current available parking at the Building (where Landlord is unable or unwilling to provide reasonable alternative means of substitute parking) or all reasonable access to the Demised Premises or a substantial part of the means of access thereto, then Tenant shall have the right, by delivery of notice in writing to Landlord within sixty (60) days following the date on which Tenant shall have received notice of vesting of title, to terminate this lease and the Term and estate hereby granted as of the date of vesting of title, or (iii) if neither Landlord nor Tenant elects to terminate this lease, as aforesaid, this lease shall be and remain unaffected by such condemnation or taking, except that the Rent and additional rent shall be abated to the extent, if any, hereinabove provided in this Article 27.  In the event that only a part of the Demised Premises shall be so condemned or taken and this lease and the Term and estate hereby granted are not terminated as hereinbefore provided, Landlord will, at its expense, restore the remaining portion of the Demised Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking.

(B)           In the event of a termination in any of the cases hereinabove provided, this lease and the Term and estate granted shall expire as of the date of such termination with the same effect as if that were the date hereinbefore set for the expiration of the Term of this lease, and the Rent hereunder shall be apportioned as of such date.

(C)           In the event of any condemnation or taking hereinabove mentioned of all or part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award, except that the Tenant may file a claim for any taking of nonmovable fixtures owned by Tenant and for moving expenses incurred by Tenant.  It is expressly understood and agreed that the provisions of this Article 27 shall not be applicable to any condemnation or taking for governmental occupancy for a limited period.

NONLIABILITY OF LANDLORD

28.           (A)           If Landlord or a successor in interest is an individual (which term as used herein includes aggregates of individuals, such as joint ventures, general or limited partnerships or associations), such individual shall be under no personal liability with respect to any of the provisions of this lease.  In no event shall Tenant attempt to secure any personal judgment against any such individual or any partner, employee or agent of Landlord by reason of such default by Landlord.

(B)           If Landlord is in breach or default with respect to its obligations under this lease, Tenant shall look solely to the equity of such individual in the land and Building of which the Demised Premises form a part for the satisfaction of Tenant’s remedies.  The word “Landlord” as used herein means only the owner of the landlord’s interest for the time being in the land and Building (or the owners of a lease of the Building or of the land and Building) of which the Demised Premises form a part, and in the event of any sale of the Building and land of which the Demised Premises form a part, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and, it shall be deemed and construed without further agreement between the parties or between the parties and the purchaser of the Demised Premises, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

DEFAULT

29.           (A)           Upon the occurrence, at any time prior to or during the Demised Term, of any one or more of the following events (referred to as “Events of Default”):

(i)           If Tenant shall default in the payment when due of any installment of Rent or in the payment when due of any additional rent, and such default shall continue for a period of five (5) days after notice by Landlord to Tenant of such default; or

(ii)           If Tenant shall default in the observance or performance of any term, covenant or condition of this lease on Tenant’s part to be observed or performed (other than the covenants for the payment of Rent and additional rent) and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

(iii)           If Tenant shall file a voluntary petition in bankruptcy or insolvency, or shall be adjudicated a bankrupt or become insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, or shall make an assignment for the benefit of creditors or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any part of Tenant’s property; or

(iv)           If, within sixty (60) days after the commencement of any proceeding against Tenant, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable federal, state or other statute or law, such proceedings shall not have been dismissed, or if, within sixty (60) days after the appointment or any trustee, receiver or liquidator of Tenant, or of all or any part of Tenant’s property, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall be issued against Tenant or any of Tenant’s property pursuant to which the Demised Premises shall be taken or occupied or attempted to be taken or occupied; or

(v)           If Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

(vi)           [Intentionally Omitted]; or

(vii)           If Tenant’s interest in this lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 20;

then, upon the occurrence, at any time prior to or during the Demised Term, of any one or more of such Events of Default, Landlord, at any time thereafter, at Landlord’s option, may give to Tenant a five (5) days’ notice of termination of this lease and, in the event such notice is given, this lease and the Term shall come to an end and expire (whether or not said term shall have commenced) upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 31.

(B)           If, at any time (i) Tenant shall be comprised of two (2) or more persons, or (ii) Tenant’s obligations under this lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this lease shall have been assigned, the word “Tenant”, as used in subsection (iii) and (iv) of Section 29(A), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this lease.  Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in said subsections (iii) and (iv) shall be deemed paid as compensation for the use and occupation of the Demised Premises and the acceptance of such compensation by Landlord shall not be deemed an acceptance of Rent or a waiver on the part of Landlord of any rights under Section 29(A).

TERMINATION ON DEFAULT

30.           (A)           If Tenant shall default in the payment when due of any installment of Rent or in the payment when due of any additional rent and such default shall continue for a period of five (5) days after notice by Landlord to Tenant of such default, or if this lease and the Demised Term shall expire and come to an end as provided in Article 29:

(i)           Landlord and its agents and servants may immediately, or at any time after such default or after the date upon which this lease and the Demised Term shall expire and come to an end, re-enter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or other means provided such force or other means are lawful (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and dispossess Tenant and any other persons from the Demised Premises and remove any and all of their property and effects from the Demised Premises; and

(ii)           Landlord, at Landlord’s option, may relet the whole or any part or parts of the Demised Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine.  Landlord shall have no obligation to relet the Demised Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this lease or otherwise to affect any such liability; Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this lease or otherwise affecting any such liability.

(B)           Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Demised Premises, or to re-enter or repossess the Demised Premises, or to restore the operation of this lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this lease and the Demised Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this lease.  In the event of a breach or threatened breach by Tenant or any persons claiming through or under Tenant, of any term, covenant or condition of this lease on Tenant’s part to be observed or performed, Landlord shall have the right to seek to enjoin such breach and the right to seek to invoke any other remedy allowed by law or in equity as if re-entry, summary proceeding and other special remedies were not provided in this lease for such breach.  The rights to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

DAMAGES

31.           (A)           If this lease and the Demised Term shall expire and come to an end as provided in Article 29 or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Demised Premises as provided in Article 30 or by or under any summary proceedings or any other action or proceeding, then, in any of said events:

(i)           Tenant shall pay to Landlord all Rent, additional rent and other charges payable under this lease by Tenant to Landlord to the date upon which this lease and the Demised Term shall have expired and come to an end or to the date of re-entry upon the Demised Premises by Landlord, as the case may be; and

(ii)           Tenant shall also be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Demised Term and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 30(A) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this lease or Landlord’s re-entry upon the Demised Premises and with such reletting including, but not limited to, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs and other expenses of preparing the Demised Premises for such reletting).  Any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this lease for payment of installments of Rent.  Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s rights to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii)           At any time after the Demised Term shall have expired and come to an end or Landlord shall have re-entered upon the Demised Premises, as the case may be, whether or not Landlord shall have collected any monthly Deficiencies as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, as and for liquidated and agreed final damages, a sum equal to the amount by which the Rent and additional rent reserved in this lease for the period which otherwise would have constituted the unexpired portion of the Demised Term exceeds the then fair and reasonable rental value of the Demised Premises for the same period, both discounted to present worth at the rate of four (4%) per cent per annum.  If, before presentation of proof of such liquidated damages to any court, commission, or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Demised Term, or any part thereof, the amount of Rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Demised Premises so relet during the term of the reletting.

(B)           If the Demised Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Article 31.  Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the rent reserved in this lease.  Solely for the purposes of this Article, the term “Rent” as used in Section 31(A) shall mean the rent in effect immediately prior to the date upon which this lease and the Demised Term shall have expired and come to an end, or the date of re-entry upon the Demised Premises by Landlord, as the case may be, plus any additional rent payable pursuant to the provisions of Article 11 for the Escalation Year (as defined in Article 11) immediately preceding such event.  Nothing contained in Articles 29 and 30 of this lease shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in Section 31(A).

SUMS DUE LANDLORD

32.           If there is an Event of Default under this lease, Landlord may immediately, or at any time thereafter, without notice, and without thereby waiving such default, perform the same for the account of Tenant and at the expense of Tenant.  If Landlord at any time is compelled to pay or elects to pay any sum of money, or do any act which will require the payment of any sum of money by reason of the failure of Tenant to comply with any provision hereof, or, if Landlord is compelled to or elects to incur any expense, including reasonable attorneys’ fees, instituting, prosecuting and/or defending any action or proceeding instituted by reason of any default of Tenant hereunder, the sum or sums so paid by Landlord, with all interest, costs and damages, shall be deemed to be additional rent hereunder and shall be due from Tenant to Landlord on the first day of the month following the incurring of such respective expenses or, at Landlord’s option, on the first day of any subsequent month.  Any sum of money (other than rent) accruing from Tenant to Landlord pursuant to any provisions of this lease, including, but not limited to, the provisions of Schedule “B” and extra work orders requested by Tenant, whether prior to or after the Rent Commencement Date, may, at Landlord’s option, be deemed additional rent, and Landlord shall have the same remedies for Tenant’s failure to pay any item of additional rent when due as for Tenant’s failure to pay any installment of Rent when due.  Tenant’s obligations under this Article shall survive the expiration or sooner termination of the Demised Term.  In any case in which the Rent or additional rent is not paid within five (5) days of the day when same is due, Tenant shall pay a late charge equal to five (5) cents for each dollar so due for the purpose of defraying expenses incident to the handling of such delinquent account; provided, however, that if the subject payment delinquency is the first payment delinquency on the part of Tenant under this lease during the preceding twelve (12) months, then such late charge shall not be imposed in connection therewith so long as Tenant actually makes the subject payment in full within thirty (30) days following the original due date therefor and is not then otherwise in default under this lease.  This late payment charge is intended to compensate Landlord for its additional administrative costs resulting from Tenant’s failure to pay in a timely manner and has been agreed upon by Landlord and Tenant as a reasonable estimate of the additional administrative costs that will be incurred by Landlord as a result of Tenant’s failure as the actual cost in each instance is extremely difficult, if not impossible, to determine.  This late payment charge will constitute liquidated damages and will be paid to Landlord together with such unpaid amounts.  Additionally, with respect to all amounts owed Landlord hereunder not paid within thirty (30) days of the date when due, Tenant shall pay interest on such amount from the due date of such amount until the payment date of such amount at a rate equal to the greater of ten (10%) percent per annum or three hundred basis points over the then current prime rate of interest, as reported by The Wall Street Journal, provided, however, the rate charged shall in no event be higher than the highest rate permitted by law.  Neither the payment of the late payment charge nor the payment of interest will constitute a waiver by Landlord of any default by Tenant under this lease.  Tenant hereby agrees that all Rent and additional rent from time to time computed by Landlord in connection with this lease shall be final and binding for all purposes of this lease unless, within thirty (30) days after Landlord provides Tenant with written notice (if any) of the amount thereof, Tenant provides Landlord with written notice disputing the mathematical accuracy of such amount.  Moreover, even in the event of a timely written notice of dispute by Tenant, Tenant shall pay the full amount demanded by Landlord, pending adjustment, if appropriate, following final resolution of such dispute.  Tenant shall reimburse Landlord for any and all reasonable attorney fees incurred by Landlord in connection with the preparation, review, negotiation and/or consummation of any amendment, modification, agreement or other understanding made at the request of, or as an accommodation to, Tenant with respect to this lease.

NO WAIVER

33.           No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of said Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord.  No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Demised Premises prior to the termination of this lease.  The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this lease or a surrender of the Demised Premises.  In the event Tenant shall at any time desire to have Landlord underlet the Demised Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purposes without releasing Tenant from any of the obligations under this lease, and Tenant hereby relieves Landlord and its agents of any liability for loss of or damage to any of Tenant’s effects in connection with such underletting.  Notwithstanding anything contained to the contrary in this lease, Tenant hereby waives any right to recover against Landlord and its agents any indirect, consequential, special, punitive or incidental damages against Landlord or its agents in any cause of action, proceeding or claim arising out of, or in connection with, this lease.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenants or conditions of this lease, or any of the Rules and Regulations annexed hereto and made a part hereof or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Landlord of rent with knowledge of the breach of any covenant of this lease shall not be deemed a waiver of such breach.  The failure of Landlord to enforce any of the Rules and Regulations annexed hereto and made a part hereof, or hereafter adopted, against Tenant and/or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations.  No provision of this lease shall be deemed to have been waived by Landlord, unless such waiver be in writing signed by Landlord.  No payment by Tenant or receipt by Landlord of a lesser amount then the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this lease provided.

WAIVER OF TRIAL BY JURY

34.           To the extent such waiver is permitted by law, Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other on any matter whatsoever arising out of or in any way connected with this lease, the relationship of landlord and tenant, the use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy.  The provisions of the foregoing sentence shall survive the expiration or any sooner termination of the Demised Term.  If Landlord commences any summary proceeding for nonpayment, Tenant agrees not to interpose any counterclaim of whatever nature or description in any such proceeding or to consolidate such proceeding with any other proceeding.

Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord’s obtaining possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this lease or otherwise.

NOTICES

35.           (A)           Except as otherwise expressly provided in this lease, any bills, statements, notices, demands, requests or other communications (other than bills, statements or notices given in the regular course of business) given or required to be given under this lease shall be effective only if rendered or given in writing, sent by nationally recognized overnight courier or registered or certified mail (return receipt requested), addressed (A) to Tenant, to the attention of Tenant’s Chief Financial Officer, (i) at Tenant’s address set forth in this lease if mailed prior to Tenant’s taking possession of the Demised Premises, or (ii) at the Building if mailed subsequent to Tenant’s taking possession of the Demised Premises, or (iii) at any place where Tenant or any agent or employee of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Demised Premises, or (B) to Landlord c/o RXR Realty LLC, to the attention of “Managing Director”, at Landlord’s address set forth in this lease with a copy to Landlord c/o RXR Realty LLC, to the attention of the “Executive Vice President and Legal Counsel”, at Landlord’s address set forth in this lease, or (C) addressed to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article.  Any such bills, statements, notices, demands, requests or other communications shall be deemed to have been rendered or given on the date when it shall have been delivered or rejected.

(B)           Tenant hereby designates the Demised Premises as its billing address for the delivery of all bills and invoices issued by Landlord in connection with this lease.  Upon thirty (30) days’ prior written notice to Landlord, Tenant may, from time to time, re-designate its billing address hereunder.

INABILITY TO PERFORM

36.           If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, orders or regulations of any Federal, State, County or Municipal authority, or any other cause beyond Landlord’s reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated, Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this lease or any collateral instrument or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this lease, or under any collateral instrument, or is unable to fulfill or is delayed in fulfilling any of Landlord’s other obligations under this lease, or any collateral instrument, no such inability or delay shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord or its agents, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

INTERRUPTION OF SERVICE

37.           (A)           Landlord reserves the right to stop the services of the air conditioning, elevator, escalator, plumbing, electrical or other mechanical systems or facilities in the Building when necessary by reason of accident or emergency, or for repairs, alterations or replacements, which, in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations or replacements shall have been completed.  If the Tenant is in default in the payment of the rent or additional rent, or in the performance of any other provisions of this lease, and such default continues for ten (10) days after notice by Landlord to Tenant, then Landlord reserves the right to discontinue any or all of the services to the Demised Premises during the continuance of such default.  The exercise of such rights by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business or otherwise.

(B)           Notwithstanding anything to the contrary contained in this lease, in the event of an Abatement Event (hereinafter defined), Tenant, as its sole and exclusive remedy, will be entitled to an abatement of Rent and additional rent, subject to the following provisions and conditions of this Article 37(B).  An “Abatement Event” shall be deemed to have occurred where the parties have agreed or an independent arbitrator has determined (in accordance with the procedures set forth below) that, due to a failure of any essential service to the Demised Premises that results from the negligence or willful misconduct of Landlord, the Demised Premises has been rendered Untenantable (hereinafter defined), and such Untenantability has continued for a period of ten (10) consecutive business days after receipt of notice of such Untenantability.  If the parties agree or the arbitrator determines that there has occurred an Abatement Event, then Rent (including all fixed and additional rent) shall be abated on a day for day basis, commencing on the eleventh (11th) business day after Landlord’s receipt of notice of such Untenantability and continuing until the date on which Landlord notifies Tenant that the Demised Premises has ceased to be Untenantable.  If only a substantial portion of the Demised Premises (i.e., at least ten (10%) percent of the total rentable area thereof or at least twenty-five (25%) percent of the total rentable area of the Plaza Level Bank Branch Premises), but less than the entirety of the Demised Premises is rendered Untenantable as a result of an Abatement Event, then Tenant shall still be entitled to an abatement, but such abatement would be on a prorated basis, using the percentage derived from a fraction having a numerator equal to the rentable area of the Untenantable portion of the Demised Premises and a denominator equal to the total rentable area of the Demised Premises; provided, however, that (x) if more than forty (40%) percent of the total rentable area of the Demised Premises is rendered Untenantable as a result of an Abatement Event and, as a direct result thereof, Tenant ceases to use the entirety of the Demised Premises, then such abatement would not be prorated (rather, such abatement would apply to the entire Demised Premises) and (y) if more than forty (40%) percent of the total rentable area of the Plaza Level Bank Branch Premises is rendered Untenantable as a result of an Abatement Event and, as a direct result thereof, Tenant ceases to use the entirety of the Plaza Level Bank Branch Premises, then such abatement, as it relates to the Plaza Level Bank Branch only, would not be prorated (rather, such abatement would apply to the entire Plaza Level Bank Branch Premises).  The term “Untenantable”, as used herein, shall be deemed to mean where both: (i) the Demised Premises has been placed in a condition where a reasonable tenant could not reasonably be expected to continue to use and occupy the Demised Premises, and (ii) Tenant has actually and completely vacated and ceased to use the Demised Premises.  In the event that Landlord disputes a claim by Tenant that there has occurred an Abatement Event, Tenant may institute an arbitration proceeding for the purpose of validating and affirming its claim.  The arbitration shall be commenced and held at the American Arbitration Association (“AAA”) office located nearest the Building and shall be conducted before a single, independent arbitrator pursuant to the then prevailing expedited arbitration rules of the AAA.  The arbitrator must be an individual with at least ten (10) years’ experience in the Nassau/Suffolk commercial real estate market.  The sole issue before the arbitrator shall be whether there has occurred an Abatement Event under the provisions of this Article 37(B).  The decision of the arbitrator shall be final and binding upon Landlord and Tenant.  Except for the determination of Tenant’s entitlement to an abatement (if appropriate), the arbitrator shall not be empowered to award damages of any nature.  The provisions of this Article 37(B) shall be inapplicable to any Untenantability which (a) is attributable to the actions or omissions of Tenant or its employees, agents or contractors, or (b) results from any fire or other casualty falling within the purview of Article 25 of this lease.

CONDITIONS OF LANDLORD’S LIABILITY

38.           In addition to the requirements for constructive eviction imposed by law, Tenant shall not be entitled to claim a constructive eviction from the Demised Premises unless Tenant shall have first notified Landlord of the condition or conditions giving rise thereto, and if the complaints be justified, unless Landlord shall have failed to remedy such conditions within a reasonable time after receipt of such notice.

39.           [Intentionally Omitted]

40.           [Intentionally Omitted]

ENTIRE AGREEMENT

41.           This lease (including the Schedules and Exhibits annexed hereto) contains the entire agreement between the parties and all prior negotiations and agreements are merged herein.  Tenant hereby acknowledges that neither Landlord nor Landlord’s agent or representative has made any representations or statements, or promises, upon which Tenant has relied, regarding any matter or thing relating to the Building, the land allocated to it (including the parking area) or the Demised Premises, or any other matter whatsoever, except as is expressly set forth in this lease, including, but without limiting the generality of the foregoing, any statement, representation or promise as to the fitness of the Demised Premises for any particular use, the services to be rendered to the Demised Premises, or the prospective amount of any item of additional rent.  No oral or written statement, representation or promise whatsoever with respect to the foregoing or any other matter made by Landlord, its agents or any broker, whether contained in an affidavit, information circular, or otherwise, shall be binding upon the Landlord unless expressly set forth in this lease.  No rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth in this lease.  This lease may not be changed, modified or discharged, in whole or in part, orally, and no executory agreement shall be effective to change, modify or discharge, in whole or in part, this lease or any obligations under this lease, unless such agreement is set forth in a written instrument executed by the party against whom enforcement of the change, modification or discharge is sought.  All references in this lease to the consent or approval of Landlord shall be deemed to mean the written consent of Landlord, or the written approval of Landlord, as the case may be, and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord. Landlord and Tenant understand, agree and acknowledge that this lease has been freely negotiated by both parties and that, in the event of any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this lease or any of its terms and conditions, there shall be no inference, presumption or conclusion drawn whatsoever against either party by virtue of that party having drafted this lease or any portion hereof.

Tenant shall not record this lease (nor a memorandum thereof).  In the event that Tenant violates this prohibition against recording, Landlord, at its option, may terminate this lease or may declare Tenant in default under this lease and pursue any or all of Landlord’s remedies provided in this lease

DEFINITIONS

42.           The words “re-enter”, “re-entry”, and “re-entered” as used in this lease are not restricted to their technical legal meanings.  The term “business days” as used in this lease shall exclude Saturdays (except such portion thereof as is covered by specific hours in Article 6 hereof), Sundays and all days observed by the State or Federal Government as legal holidays.  The terms “person” and “persons” as used in this lease shall be deemed to include natural persons, firms, corporations, partnerships, associations and any other private or public entities, whether any of the foregoing are acting on their behalf or in a representative capacity.  The various terms which are defined in other Articles of this lease or are defined in Schedules or Exhibits annexed hereto, shall have the meanings specified in such other Articles, Exhibits and Schedules for all purposes of this lease and all agreements supplemental thereto, unless the context clearly indicates the contrary.

PARTNERSHIP TENANT

43.           If Tenant is a partnership (or is comprised of two (2)or more persons, individually or as co-partners of a partnership) or if Tenant’s interest in this lease shall be assigned to a partnership (or to two (2) or more persons, individually or as co-partners of a partnership) pursuant to Article 20 (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions of this Section shall apply to such Partnership Tenant:  (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several, and (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any modifications of this lease which may hereafter be made, and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, and (c) any bills, statements, notices, demands, requests and other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties, and (d) if Partnership Tenant shall admit new partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed, and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners, and upon demand of Landlord, shall cause each such new partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of subdivision (d) of this Section).

SUCCESSORS, ASSIGNS, ETC.

44.           The terms, covenants, conditions and agreements contained in this lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this lease, their respective assigns.

BROKER

45.           Each party represents to the other that this lease was brought about by Newmark Grubb Knight Frank (the “Broker”), as broker, and that all negotiations with respect to this lease were conducted exclusively among Landlord, Tenant and the Broker.  Each party will indemnify, and hold harmless the other from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with such party in connection with this lease.  Landlord shall pay the Broker a commission in connection with this lease, subject and pursuant to the terms of a separate agreement between Landlord and Broker.  In the event Tenant elects to use any broker (the “New Broker”) other than or together with the Broker in connection with any extension of the Term of this lease (whether by way of a renewal option or a separate extension agreement), Tenant shall be responsible for (and indemnify Landlord against) the entire amount, if any, by which the commission claimed by the New Broker exceeds the amount of the commission that would have been payable by Landlord to the Broker on account of the subject transaction had such New Broker not been engaged by Tenant.

CAPTIONS

46.           The captions in this lease are included only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this lease nor the intent of any provisions thereof.

NOTICE OF ACCIDENTS

47.           Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises, (ii) all fires and other casualties within the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

TENANT’S AUTHORITY TO ENTER LEASE

48.           In the event that the Tenant hereunder is a corporation, Tenant represents that the officer or officers executing this lease have the requisite authority to do so.

49.           [Intentionally Omitted]

50.           [Intentionally Omitted]

GOVERNING LAW

51.           This lease shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of New York.  In respect of any dispute between the parties regarding the subject matter hereof, the parties hereby irrevocably consent and submit to in personam jurisdiction in the courts of New York, located in the county in which the Building is located, including the United States courts located in said county, and to all proceedings in such courts.  The parties hereby agree that such courts shall be the venue and exclusive and proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this lease and that they will not contest or challenge the jurisdiction or venue of these courts.

RENEWAL OPTION

52.           Provided Tenant has complied with all the terms, covenants and conditions of this lease and there is not an existing Event of Default under this lease, Tenant shall have the option (this “Renewal Option”) to renew this lease for one (1) additional five (5) year period (the “Renewal Term”), with the first such Renewal Term to commence on January 1, 2027 and to end on December 31, 2031; subject to and in accordance with the following terms and conditions:

(A)           Tenant shall give notice to Landlord, in writing, no later than January 1, 2026, that this Renewal Option is being exercised.  The parties agree to then negotiate the minimum annual rent for the subject Renewal Term (the “Minimum Annual Renewal Rent”).  The Minimum Annual Renewal Rent is intended to be the then current fair market annual rental for the Demised Premises as of the first day of the Renewal Term.  Fair market annual rental shall not mean “net effective rent to Landlord”.  In determining fair market annual rental, all relevant market factors shall be taken into account (“Relevant Factors”), including, without limitation, (i) the annual rental rate per rentable square foot; (ii) the definition of rentable square feet for purposes of computing the rate; (iii) location, quality and age of the Building and all of the Building systems; (iv) escalation (including type, re-set base year and stop) and abatement commissions, if any; (v) length of the lease term; (vi) size (i.e. square footage) and improvement allowance, if any; (vii) condition of space; (viii) the extent of services to be provided; (ix) distinctions between “Gross and “Net” leases; (x) base year figures or expense stops for  escalation purposes for both operating costs and ad valorem/real estate taxes; (xi) rent concessions; and (xii) work letter contributions.  Upon the proper and timely exercise by Tenant of this Renewal Option, the Term of this lease shall be extended for the subject Renewal Term on the then current terms, covenants and conditions of this lease, except that (a) the Minimum Annual Renewal Rent shall be fixed in accordance with the provisions of this Article, (b) unless otherwise mutually agreed by the parties at that time (and reflected in the calculation of the Minimum Annual Renewal Rent), the Demised Premises shall be delivered in its “as is” condition as of the first day of the Renewal Term; (c) unless otherwise mutually agreed by the parties at that time (and reflected in the calculation of the Minimum Annual Renewal Rent), Tenant shall not be entitled to any rent concession, allowance or other leasing incentive in connection with such renewal; and (d) there shall be no further option to renew or extend the Term of this lease.

(B)           If Landlord and Tenant have not mutually agreed upon the Minimum Annual Renewal Rent by the first day of the sixth (6th) month prior to the commencement of the Renewal Term, then by the first day of the fifth (5th) month prior to the commencement of the Renewal Term, they shall each select one real estate appraiser each of whom shall conduct a real estate appraisal and furnish a report to indicate their opinion of the fair market rental of the Demised Premises.  Each such appraiser must be a member of the Appraisal Institute (MAI), a New York State licensed appraiser and have at least ten (10) years of experience appraising multi-tenanted office buildings in Nassau County, New York as a MAI appraiser.  As promptly as possible, but in no event later than thirty (30) days after the appointment of both appraisers, the appraisers shall notify Landlord and Tenant in writing of their determination of the Minimum Annual Renewal Rent.  If either party (a “Failing Party”) shall fail to timely select an appraiser as contemplated in this Article 52(B), then the other party (the “Non-Failing Party”) shall have the right to deliver to Landlord a Deemed Appraiser Selection Warning Notice (hereinafter defined).  If the Failing Party shall fail to notify the Non-Failing Party of its selection of an appraiser within fifteen (15) business days following proper delivery of a Deemed Appraiser Selection Warning Notice, then the Failing Party shall be deemed to have also selected the same appraiser that was selected by the Non-Failing Party.  As used herein, the term “Deemed Appraiser Selection Warning Notice” shall mean a written notice from the Non-Failing Party to the Failing Party that (w) specifically references this Article 52(B); (x) advises Failing Party that it has failed to select an appraiser within the time period allotted therefor under this Article; (y) advises the Failing Party of the fact that, pursuant to the terms of this lease, the Failing Party will be deemed to have selected the same appraiser that was selected by the Non- Failing Party (and specifically identifies the name of the appraiser so selected by the Failing Party) if such failure continues for a period of fifteen (15) business days following the delivery of this Deemed Appraiser Selection Warning Notice; and (z) includes on both the envelope and the first page of the subject notice, in bold uppercase letters (14 point type or greater), the following statement: “THIS IS A TIME SENSITIVE NOTICE AND [INSERT NAME OF FAILING PARTY] SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED”.

(C)           If, after a review of the appraisal reports prepared and submitted in accordance with Article 52(B), above, Landlord and Tenant have not agreed on the Minimum Annual Renewal Rent by the first day of the fourth (4th) month prior to the commencement of the Renewal Term, then the matter shall immediately be submitted to arbitration before a single arbitrator (who must have at least ten (10) years of experience in the Nassau/Suffolk commercial real estate industry) under the then prevailing commercial arbitration rules of the American Arbitration Association (“AAA”) at the AAA venue located nearest the Building.  The arbitrator shall, in determining the Minimum Annual Renewal Rent, take into consideration the then existing current fair market rental value of similar premises in the vicinity.  The arbitrator shall then, on an expedited basis, choose one of the determinations of the two appraisers originally selected by the parties.   The parties agree that the decision and determination to be made by the arbitrator with respect to the Minimum Annual Renewal Rent shall be final and binding upon Landlord and Tenant.

(D)           Landlord and Tenant shall each separately pay their respective designated appraisers.  The expenses, fees and charges in connection with the arbitration process set forth in Article 52(C) above, shall be borne equally between Landlord and Tenant.

(E)           Upon agreement as to the Minimum Annual Renewal Rent by the parties hereto or upon the Minimum Annual Renewal Rent being fixed by the arbitrator, as the case may be, the parties hereto shall enter into a supplementary agreement extending the Term of this lease as hereinabove provided.  In the event of no agreement between the parties or no decision by arbitration prior to the commencement of the Renewal Term, Tenant shall pay an interim fixed rental at the minimum annual rental rate last in effect until the arbitration shall have been completed, after which Landlord and Tenant shall make appropriate adjustment of such interim rent, such adjustment to be as of the commencement date of the Renewal Term.

(F)           The rights and entitlements established for Tenant under this Article 52 are personal to Flushing Bank (and to any assignee of Flushing Bank taking assignment of this lease pursuant to the provisions of Article 20(C) of this lease), and shall not otherwise be transferrable by operation of law or otherwise.

RIGHT OF OFFER

53.           (A)           If, at any time when there then remains at least two (2) full years of unexpired Term on this lease (specifically excluding any Renewal Term for which the corresponding Renewal Option, if any, has not theretofore been exercised by Tenant), any space located immediately adjacent and contiguous to the Demised Premises on the Plaza Level of the Building, becomes vacant and available for lease following the Rent Commencement Date (any such space being hereinafter referred to as “Offer Premises”), Landlord shall endeavor to provide Tenant with written notice (“Landlord’s Offer Notice”) of the availability or anticipated (within twelve months) availability of any such Offer Premises; provided, however, that validity of this lease shall not be impacted, and Landlord shall not be liable to Tenant for any costs, expenses, damages or liabilities that are or may be incurred by Tenant, by reason of Landlord’s unintentional failure to so notify Tenant, unless Tenant had expressed to Landlord, in a signed written notice, during the preceding twelve (12) months, a general non-binding intention and desire to expand its Demised Premises at the Building.  In any event, Tenant shall have a right (its “Right of Offer”) to lease the entirety of the subject Offer Premises; subject to and in accordance with the term and conditions of this Article 53.  Tenant shall exercise its Right of Offer, if at all, in strict accordance with the following terms and conditions:

(B)           At the time Tenant intends to exercise its Right of Offer hereunder, and as of the effective date of Tenant’s leasing of the subject Offer Premises, Tenant and/or its Related Parties shall be occupying at least seventy-five (75%) percent of the rentable area of the Demised Premises and no Event of Default shall have occurred and be continuing under this lease.  In order to exercise its Right of Offer, Tenant must give written notice to Landlord (“Tenant’s Offer Exercise Notice”), expressing unequivocally the fact the Tenant has exercised its Right of Offer to lease the subject Offer Premises; it being acknowledged and agreed that any written communication purporting to serve as Tenant’s Offer Exercise Notice, but containing language of equivocation, shall be deemed a counteroffer by Tenant and shall constitute the election by Tenant not to exercise its Right of Offer with respect to the subject Offer Premises.  In the event of an effective delivery of a valid Tenant’s Offer Exercise Notice, Landlord shall lease the subject Offer Premises to Tenant, and Tenant shall hire and let the subject Offer Premises from Landlord, pursuant to the Offer Terms (defined below).  If Landlord does deliver a Landlord’s Offer Notice, then such Tenant’s Offer Exercise Notice must be delivered, if at all, within ten (10) business days following such delivery of Landlord’s Offer Notice

(C)           The “Offer Terms” shall mean that, effective as of the date (the “Offer Premises Commencement Date”) on which Landlord tenders to Tenant vacant, broom clean possession of the subject Offer Premises, this lease will be deemed modified and amended as follows:

(i)           The term “Demised Premises” shall be modified and amended to thereafter include the subject Offer Premises together with the balance of the then current Demised Premises under this lease;

(ii)           “Tenant’s Proportionate Share” under this lease shall be recalculated so as to take into account the increased deemed rentable area of the Demised Premises attributable to the addition of the subject Offer Premises thereto;

(iii)           The Term of this lease, as it relates to the subject Offer Space (the “Offer Space Term”), shall thereafter run co-terminously with the Term of this lease, as it relates to the balance of the then-current Demised Premises under this lease;

(iv)           Throughout the Offer Space Term, the annual minimum rent payable by Tenant with respect to the subject Offer Space (the “Base OS Rent”) shall be equal to the then-current fair market annual rental for the subject Offer Space.  In the event Landlord and Tenant have not mutually agreed upon the Base OS Rent within thirty (30) days following delivery of the Tenant’s Offer Exercise Notice, the Base OS Rent shall be determined through a set of appraisal and baseball arbitration procedures that are substantially the same, mutatis mutandis, as the procedures set forth in Article 52(B) through (D) of this lease for the determination of Minimum Annual Renewal Rent.  In no event, however, shall the Base OS Rent be less than the then current annual minimum rent under this lease (each calculated on a per rentable square foot basis);

(v)           Tenant shall accept the subject Offer Space in its then “as-is” condition and, unless otherwise mutually agreed by the parties (and factored into the determination of the Base OS Rent), Landlord shall not be obligated to perform any work, make any installations or incur any expense in or with respect to the subject Offer Space in order to prepare same for occupancy by Tenant (but the foregoing shall be factored into the determination of the Base OS Rent for the subject Offer Space); and

(vi)           Landlord, at Tenant’s expense, will cause the electricity service to the subject Offer Space to be submetered in accordance with the provisions of Schedule “B” to this lease.

(D)           If requested by either party, Landlord and Tenant shall enter into an amendment of this lease (the “Offer Agreement”), which shall reflect the modifications necessary to incorporate the Offer Terms.   In the event Tenant fails to execute the Offer Agreement within thirty (30) days of presentment thereof by Landlord, Tenant’s Right of Offer will be automatically voidable at the election of Landlord and, if so voided, will be deemed to have lapsed and Landlord shall be free to lease the subject Offer Premises to any third party upon any terms.

(E)           In the event Tenant does not exercise its Right of Offer with respect to an Offer Premises and that subject space is thereafter leased to, and occupied by, a third party tenant, then that subject space shall again become an Offer Premises for purposes of this Article 53 (and Tenant shall have its Right of Offer with respect thereto) if same again becomes vacant and available for lease at a time when there remains at least two (2) full years of unexpired Term on this lease (specifically excluding any Renewal Term for which the corresponding Renewal Option, if any, has not theretofore been exercised by Tenant).

(F)           Time is of the essence with respect to all dates and time periods set forth in this Article 53.

(G)           The rights and entitlements established for Tenant under this Article 53 are personal to Flushing Bank (and to any assignee of Flushing Bank taking assignment of this lease pursuant to the provisions of Article 20(C) of this lease), and shall not otherwise be transferrable by operation of law or otherwise.

ATM SPACE

54.           Subject to the provisions of this Article 54, Tenant shall be permitted to install and use, subject to Tenant’s compliance with all applicable legal requirements, in the ATM Space a full-service automated teller machine or similar type automated banking technology which dispenses cash (an “ATM”) for customary ATM purposes during the period from January 1, 2015 through and including the expiration or sooner termination of this lease (the “ATM Term”).  As used herein, the term “ATM Space” shall mean an area located immediately adjacent and contiguous to the Plaza Level Bank Branch Premises, the precise location and dimensions of which to be hereafter mutually agreed upon by Landlord and Tenant.  If, at any time during the Term of this lease, Tenant desires to install and use a second ATM in the Building, then Landlord and Tenant shall use good faith efforts to identify a mutually-acceptable location for a secondary ATM Space somewhere in the common areas of the Plaza Level or Lobby Level of the Building.  Throughout the ATM Term, the ATM Space(s) shall be deemed to be a part of the Demised Premises and the terms, covenants and conditions of this lease relating to Tenant’s use and enjoyment of the Demised Premises shall apply with full force and effect with respect to the ATM Space(s); provided, however, that (i) Tenant shall not be obligated to pay Rent or any items of additional rent with respect to the ATM Space(s) during the ATM Term (except in connection with Tenant’s indemnity and insurance obligations under this lease and except that Tenant, prior to its use thereof and at Tenant’s expense, shall cause the electric service to the ATM Space to be connected to an existing submeter that services the Demised Premises [or shall otherwise cause such ATM Space to be submetered] and Tenant shall pay for electricity consumption associated with the operation of the ATM(s) throughout the ATM Term); (ii) the deemed rentable area of the ATM Space(s) shall be specifically excluded from the calculation of the deemed rentable area of the Demised Premises (and, as such, the calculation of Tenant’s Proportionate Share shall remain unaffected by the ATM Space[s]); and (iii) Landlord shall have no cleaning, maintenance or repair obligations with respect to the ATM Space(s).  Upon expiration of the ATM Term, Tenant shall remove each ATM from its ATM Space and shall restore the affected area.

STORAGE SPACE

55.           (A)           Landlord hereby leases to Tenant, and Tenant hereby hires and lets from Landlord, that certain 8,783 square foot (approximately) storage space located on the Lower Level of the Building and being substantially as shown on Exhibit “1-C” to this lease (the “Lower Level Storage Space”), for the Term of this lease and otherwise subject to and in accordance with the provisions of this Article 55.  Landlord acknowledges that Tenant’s Proportionate Share shall be unaffected by the Lower Level Storage Space.

(B)           In consideration of the leasing of the Lower Level Storage Space, throughout the Term, Tenant shall pay to Landlord additional monthly rent under this lease (the “Monthly Storage Rent”) in accordance with the following schedule (with each such monthly installment to be due and payable on the first day of the calendar month to which such installment corresponds):

During the first Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $0.00.

During the second Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $0.00.

During the third Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $0.00.

During the fourth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $0.00.

During the fifth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $0.00.

During the sixth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $10,978.75.

During the seventh Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $11,280.67.

During the eighth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $11,590.88.

During the ninth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $11,909.63.

During the tenth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $12,237.15.

During the eleventh Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $12,573.67.

During the twelfth Lease Year, the Monthly Storage Rent shall be payable in equal monthly installments of $12,919.45.

In the event Tenant exercises its Renewal Option, the Monthly Storage Rent for the Renewal Term shall be determined in accordance with the same procedures by which the Minimum Annual Renewal Rent is determined under Article 52.

(C)           It is understood and agreed by the parties that Tenant’s right to use the Lower Level Storage Space shall be subject to the following terms and conditions:

(i)           Landlord shall have right, from time to time throughout the Term of this lease, to relocate, at Landlord’s expense, the Lower Level Storage Space to other storage space (of at least the same size) on the Lower Level of the Building; provided, however, that Tenant must continue to have internal staircase access from the Plaza Level Office Premises directly to the Lower Level Storage Space and, if such relocation would require the relocation of the existing internal staircase, then Landlord’s proposed relocation would be subject to Tenant’s review and approval of the impact of such relocation upon the design and utility of the Demised Premises;

(ii)           Tenant’s right to use the Lower Level Storage Space shall terminate upon the expiration or earlier termination of the Term of this lease, and thereupon, Tenant shall remove all of Tenant’s Property and all Specialty Alterations made therein, if any, from the Lower Level Storage Space, leaving same vacant and in broom clean condition;

(iii)           the Lower Level Storage Space may be used for storage purposes only, and access thereto may be made solely for the purpose of storing and retrieving Tenant’s property; provided, however, that subject to Tenant’s compliance, at Tenant’s expense, with all applicable legal requirements relating to the condition of the Lower Level Storage Space or the particular manner of use thereof by Tenant, Tenant may permit full-time occupancy of a distinct portion of the Lower Level Storage Space for the operation of Tenant’s mailroom therein and may also use another distinct portion of the Lower Level Storage Space for training sessions (for business-related functions);

(iv)           Tenant shall ensure that the scope of the liability insurance policy(ies) required to be maintained by Tenant under this lease is expanded to include coverage of the Lower Level Storage Space in addition to the Demised Premises;

(v)           Tenant shall accept possession of the Lower Level Storage Space in its “as is” condition as of the date hereof, and, except as otherwise expressly set forth in Schedule “D”, Landlord shall not be responsible to perform any improvements or alterations to the Lower Level Storage Space;

(vi)           Landlord reserves the right to enter the Lower Level Storage Space, at any reasonable time and with prior reasonable notice to Tenant, to inspect same, to make discretionary repairs and alterations thereto, or to show same to prospective tenants during the last twelve months of the Term; provided Landlord exercises due care to avoid damage to Tenant’s property stored therein;

(vii)           Tenant shall not install any fixtures, subdivide or make any improvement or alteration to the Lower Level Storage Space without the prior written consent of Landlord which consent shall not be unreasonably withheld or delayed so long as same are non-structural and in keeping with an office storage, office mailroom and office training room facility.  The parties hereby acknowledge and agree that, as part of the Tenant’s Initial Work, there shall be installed and connected to electric service for the Lower Level Storage Space a SUBMETER (as such term is defined in Schedule “B” to this lease) for the purpose of monitoring Tenant’s consumption of ELECTRIC SERVICE  (as such term is defined in Schedule “B” to this lease) in and from the Lower Level Storage Space.  Throughout the Term, Tenant shall pay to Landlord, as additional rent and within thirty (30) days following billing therefor by Landlord, the charges for ELECTRICAL SERVICE consumed as measured by the SUBMETER.  If, at any time during the Term, the SUBMETER shall be absent or inoperable, Tenant shall pay to Landlord additional rent for ELECTRIC SERVICE as then calculated by Landlord, using the rates then generally charged by Landlord to tenants of un-submetered spaces in the Building;

(viii)           Landlord shall be obligated to provide substantially the same maintenance and janitorial services to the Lower Level Storage Space as are provided by Landlord to the Plaza Level Office Premises;

(ix)           any property remaining in the Lower Level Storage Space following the expiration or earlier termination of this lease shall be deemed to have been abandoned by Tenant and may be removed and retained or disposed of by Landlord, in either event at Tenant’s expense; and

(x)           Tenant assumes any and all risks in the use of the Lower Level Storage Space and shall comply with any and all rules and regulations applicable thereto whether prescribed by Landlord or any governmental or quasi-governmental authority.

GENERATOR CONNECTION

56.           (A)           As part of the construction drawing preparation process for the Tenant’s Initial Work, Tenant shall have the right to elect (by written notice to Landlord) to have a conduit connection made between the Demised Premises and Landlord’s onsite generator, for the purpose of making available to Tenant up to 150 kVA of capacity of back-up generator electrical service for its computer and data systems as well as the supplemental air conditioning units servicing same (“Critical Load”) in the event of an emergency.  Landlord makes no warranties, express or implied, with regard to the quality or sufficiency of such emergency electrical service for Tenant’s purposes.  Moreover, Tenant is hereby advised that such back-up generator electrical service may not be immediately provided in the event of an interruption in standard electrical service to the Demised Premises and, as such, it is recommended that Tenant cause to be installed and connected to its Critical Load, at Tenant’s expense and subject to the terms and conditions of this Lease relating to Alterations (including, without limitation, appropriately addressing any floor load concerns), a battery-based uninterrupted power supply system (UPS) to provide electrical service to the Critical Load during any gap between the interruption of standard electrical service and the commencement of back-up generator electrical service thereto.  Throughout the Term, Tenant shall pay to Landlord, as additional rent, a monthly charge equal to the product of (a) $2.50 (subject to increase, from time to time throughout the Term, based upon increases in Landlord’s cost of maintaining, testing and operating the generators), multiplied by (b) the number of Kilo Volt-Amps (kVA) of Landlord’s generator capacity allocated to Tenant.

COMMON CONFERENCE FACILITIES AND FITNESS CENTER

57.           (A)           Landlord and Tenant acknowledge and agree that there now and may hereafter during the Term exist a common conference or meeting room facility in a common area of the Building that is made generally available for use by tenants of the Building and others (the “Common Conference Facility”).  Provided there does not then exist any Event of Default on the part of Tenant under this lease, Tenant shall have the right, from time to time throughout the Term of this lease, to use the Common Conference Facility, subject to rules, regulations and requirements then imposed by Landlord or its operator, as applicable, with respect thereto and further subject to the provisions of this Article 57.  For any such use of the Common Conference Facility, Tenant shall pay the standard rates then imposed by Landlord or its operator with respect thereto, except that for every four (4) full-day uses of the Common Conference Facility with respect to which Tenant pays the full prevailing fee, Tenant shall receive one (1) free use of the Common Conference Facility.  Tenant hereby acknowledges that the Common Conference Facility may be made available to multiple tenants and other users on a “first come, first served” basis.  Accordingly, Tenant’s ability to use the Common Conference Facility may be subject to its availability at the time and on the date desired by Tenant.  Tenant may make multiple reservations of the Common Conference Facility as far in advance as Tenant may desire, provided, however, that any cancellation by Tenant of a use reserved in advance may, in Landlord’s or its operator’s sole discretion, subject Tenant to a cancellation charge if such cancellation is made later than two weeks prior to the date so reserved (such cancellation charge not to exceed the amount that would have been payable by Tenant for the subject use had same not been cancelled by Tenant).  Landlord and any such operator shall have the right to suspend or discontinue Tenant’s access to or use of the Common Conference Facility at any time if Tenant or any of Tenant’s Related Parties violates any of the rules, regulations or conditions governing use thereof.  The right described herein shall not be construed as an appurtenance to Tenant’s leasehold interest, nor shall anything set forth herein be construed as to obligate Landlord or any such operator to maintain the Common Conference Facility or any other conference facilities at the Building for any portion of the Term.

(B)           (i)           Landlord and Tenant acknowledge and agree that there now and may hereafter during the Term exist an equipped fitness center in the common areas of the Building that is made generally available for use by employees of tenants of the Building and others (the “Fitness Center”).  Provided there does not then exist any Event of Default on the part of Tenant under this lease, Tenant shall have the right, from time to time throughout the Term of this lease, to permit its employees at the Building to use the Fitness Center, subject to rules, regulations and requirements then imposed by Landlord or its operator, as applicable, with respect thereto and further subject to the provisions of this Article 57.  Any such usage shall require the purchase by the subject employee of a membership to the Fitness Center at the standard rates then imposed by Landlord or its operator, as applicable.  If Tenant purchases ten (10) or more memberships in a single batch, then Tenant shall be afforded a twenty (20%) percent discount off of the then-standard membership fee for that batch of memberships.  Landlord and any such operator shall have the right to suspend or discontinue any Tenant employee’s access to or use of the Fitness Center at any time if such employee violates any of the rules, regulations or conditions governing use thereof.  The right described herein shall not be construed as an appurtenance to Tenant’s leasehold interest, nor shall anything set forth herein be construed as to obligate Landlord or any such operator to maintain the Fitness Center at the Building for any portion of the Term.

(ii)           Anything in this Article 57 or elsewhere in this lease to the contrary notwithstanding, Tenant shall not grant to any employee the right, and no employee of Tenant shall be permitted, to use the Fitness Center unless and until Tenant (a) shall have notified Landlord that Tenant has granted such right to such employee and (b) shall have caused such employee to complete and execute a waiver of liability on Landlord’s or its operator’s standard form, as applicable, and delivered such executed document to Landlord or its operator, as applicable.  Tenant shall prohibit, and shall take all steps necessary to prevent, any employees of Tenant who have failed to execute the aforesaid waiver of liability from using the Fitness Center.

(iii)           Tenant acknowledges that all users of the Fitness Center do so at their own risk and agrees that it shall be solely Tenant’s obligation to fully inform each of Tenant’s employees to whom the right to use the Fitness Center may be granted of such risk.  Tenant acknowledges and agrees that none of Landlord, its affiliates or their respective operators shall have any liability to Tenant or any employee of Tenant or any person claiming through or under either of the foregoing arising from or in connection with the use of any of the Fitness Center by any of Tenant’s employees or out of the manner of operation and/or maintenance of the Fitness Center (except where arising out of the gross negligence or willful misconduct of the party to be held liable); and that Tenant shall indemnify and hold harmless Landlord, it affiliate and their respective operators, as applicable, against and from any and all such claims, together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements.

PILOT PROGRAM

58.           (A)           The parties hereby acknowledge and agree that Tenant has applied for an incentive program through the Town of Hempstead Industrial Development Agency (“IDA”), which may have the effect of fixing certain Taxes with respect to the Demised Premises through a Payment-In-Lieu-Of-Taxes Program (“PILOT Program”).  It is the intention of the parties that the full benefit to be derived from the PILOT Program shall be realized by Tenant, provided that, in connection with or in furtherance of the PILOT Program, Landlord shall not be obligated to make payments to or at the direction of the IDA which, when aggregated, exceed the aggregate amount that would otherwise be payable by Landlord in the absence of the PILOT Program.

(B)           Landlord and Tenant hereby acknowledge and agree that the PILOT Program shall have no impact upon the respective rights, entitlements, obligations and liabilities of Landlord and Tenant under Article 11 of this lease.  However, at least one time per Lease Year throughout so much of the Term that the PILOT Program remains in force and effect, Landlord shall perform the Reconciliation Analysis (hereinafter defined), which shall be subject to Tenant’s review, and, thereupon, as applicable, Landlord will pay or credit to Tenant the full amount of the PILOT Savings (hereinafter defined) for the subject period covered by the Reconciliation Analysis or Tenant will pay and reimburse Landlord for the full amount of PILOT Loss for the subject period covered by the Reconciliation Analysis.  The payment obligations of Landlord and Tenant pursuant to this Article 58(B) shall survive expiration or termination of this Lease.  As used herein, the term “Reconciliation Analysis” shall mean the review and analysis of the differential between (i) the But For Premises Tax Amount (hereinafter defined) for the subject period; and (ii) the PILOT Program payment amount made with respect to that same subject period.  If the But-For Premises Tax Amount for the subject period is greater than the PILOT Program payment amount made for that same subject period, then the difference between those two amounts shall be herein referred to as the “PILOT Savings”.  If the PILOT Program payment amount for a subject period is greater than the But-For Premises Tax Amount for that same subject period, then the difference between those two amounts shall be herein referred to as the “PILOT Loss”.  As used herein, the term “But-For Premises Tax Amount” shall mean the total amount of Taxes that would have been payable with respect to the Premises for a subject period in the absence of the PILOT Program.

(C)           Landlord shall reasonably cooperate with Tenant, at no material cost to Landlord, in Tenant’s efforts to consummate the PILOT Program arrangement with the IDA and to procure the benefits of such PILOT Program arrangement when so consummated.  In furtherance of such cooperation, Landlord shall enter into such agreements as may be necessary and appropriate for the benefits of the PILOT Program to be established and procured (collectively, the “PILOT Agreement”) and shall thereafter also comply with the obligations of Landlord under the PILOT Agreement; provided, however, that (i) each such PILOT Agreement shall be subject to the prior review and approval of Landlord which approval shall not be unreasonably withheld or delayed; (ii) Landlord’s sole obligation under the PILOT Agreement shall be to timely remit the payments payable under the PILOT Agreement directly to the payment address specified under the PILOT Agreement; (iii) the PILOT Agreement payment obligations of Landlord must be offset by a corresponding exemption from Taxes with respect to the Premises; (iv) the PILOT Agreement must not include the creation of any encumbrance upon title to the Building or the Real Property; and (v) Landlord must have no liability for any “claw-back” or “recapture” of the benefits bestowed via the PILOT Program or for any other fine, charge or imposition that may relate to the failure by Tenant to satisfy any conditions or requirements of the PILOT Program.

(D)           [Intentionally Omitted]

(E)           In the event Landlord does not remit a PILOT Payment payable under the PILOT Agreement beyond any applicable notice and grace period provided thereunder (a “LL PILOT Default”), then Tenant, as its sole and exclusive remedy, shall have the right to cure such LL PILOT Default by remitting the payment(s) then due under the PILOT Agreement, plus any interest and penalties thereon arising as a result of the LL PILOT Default (the “Cure Payment”).  In such event, Landlord will reimburse Tenant for the amount of the Cure Payment within thirty (30) days following written demand therefor by Tenant, failing which Tenant may, subject to the dispute resolution provision set forth below, offset (until exhausted) the amount of the Cure Payment against the then next due installment(s) of Rent payable under this lease.  Notwithstanding the foregoing, however, if Landlord in good faith shall dispute either the fact that there has occurred a LL PILOT Default or the amount of the Cure Payment that was required in connection with a LL PILOT Default, then, within the thirty (30) day period referenced above in this Article 58(E), Landlord shall give Tenant written notice specifying in reasonable detail the basis for its dispute, and in such event, Tenant may not invoke any such offset rights as to the disputed amount unless and until (and then only to the extent) Tenant has obtained a judgment for the disputed Cure Payment from a court of competent jurisdiction and Landlord shall have failed to pay the amount of the judgment within fifteen (15) days following such judgment having become final and non-appealable.

REGULATORY APPROVALS

59.           The obligations of Tenant under this Lease solely as they relate to the Plaza Level Bank Branch Premises are subject to, and conditioned on, Tenant obtaining all necessary regulatory approvals for the operation of a bank branch at the Plaza Level Bank Branch Premises (the “Approvals”).  Tenant shall, at Tenant’s expense (i) promptly following the date of the execution of this Lease apply for the Approvals, (ii) use reasonable efforts to obtain the Approvals, (iii) keep Landlord informed of the status of obtaining the Approvals and (iv) notify Landlord promptly upon obtaining the Approvals.  Tenant, its architects and contractors shall have complete access to the Plaza Level Bank Branch Premises during the Approval Period (as defined below but shall not be permitted to perform any construction during the Approval Period).  If the Approvals are granted on or before the expiration of the Approval Period, then this Article shall be deemed null and void, and this Lease shall remain in full force and effect according to its terms.  If the Approvals are not granted on or before the 30th day following the date of execution of this Lease (the “Approval Period”), Tenant shall have the right to terminate this Lease solely as it relates to the Plaza Level Bank Branch Premises upon written notice to Landlord within five (5) days following the expiration of the Approval Period.  If Tenant does not exercise its right to terminate as provided above, then this Lease shall continue in full force and effect as if the Tenant had obtained the Approvals.  If Tenant does exercise its right to terminate as provided above, the parties will promptly prepare and execute an amendment to this Lease which reflects the fact that the Plaza Level Bank Branch Premises are not part of the Demised Premises.

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this lease as of the day and year first above written.

Landlord:	REXCORP PLAZA SPE LLC

	By:	/s/ Richard J. Conniff
Name: Richard J. Conniff
Authorized Person

Tenant:	FLUSHING BANK

	By:	/s/ Maria A. Grasso
Name: Maria A. Grasso
Title: Senior Executive Vice President and Chief Operating Officer